Exhibit (a)(1)(A)

OFFER TO EXCHANGE

Common Shares of New York Community Bancorp, Inc.

for

any and all outstanding units, stated amount $50 per Bifurcated Option Note Unit SecuritiESSM (BONUSESSM),

of New York Community Bancorp, Inc.

(CUSIP No. 64944P307)

Upon the terms and subject to the conditions set forth in this offer to exchange (as supplemented or amended, the “Offer to Exchange”) and the related letter of transmittal (as supplemented or amended, the “Letter of Transmittal”), we are offering to exchange any and all of our outstanding Bifurcated Option Note Unit SecuritiESSM, stated amount $50.00 per unit, (“BONUSESSM units”) comprised of (i) a trust preferred security (“Trust Preferred Security”) issued by New York Community Capital Trust V (the “Trust”), having a liquidation preference of $50.00 and a distribution rate of 6% per annum on the stated liquidation preference; and (ii) a warrant to purchase 2.4953 shares of NYB common stock (the “Common Shares”) at any time prior to May 7, 2051, the exercise price of which is $50.00, for our Common Shares. We refer to this offer to exchange our BONUSESSM units for our Common Shares pursuant to this Offer to Exchange as the “Exchange Offer.”

The Exchange Offer will expire at 11:59 p.m., New York City time, on August 25, 2009, unless extended or earlier terminated by us. You may withdraw BONUSESSM units that you tender at any time before the Exchange Offer expires. In addition, you may withdraw any tendered BONUSESSM units if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on July 29, 2009.

The number of Common Shares to be exchanged for each BONUSESSM unit (which we refer to as the “Exchange Ratio”) will be fixed at 4:30 p.m. New York City time on the second trading day immediately preceding the expiration date, as such date may be extended, which we refer to as the “Pricing Date,” and will equal the sum of (i) 2.4953 Common Shares and (ii) $10.00 divided by the volume weighted average price of our Common Shares, as further described herein, and announced prior to 9:00 a.m., New York City time, on the immediately succeeding trading day (which we currently expect to be on August 24, 2009, unless the expiration date is extended). The Exchange Ratio will be subject to a maximum of 4.4953 Common Shares and a minimum of 2.4953 Common Shares per Unit. The Exchange Offer will not be subject to proration and is not conditioned on any minimum number of BONUSESSM units being tendered. Holders whose BONUSESSM units are accepted in this Exchange Offer will receive a cash payment equal to accrued distributions, in respect to the BONUSES SM units from the last payment date to, but not including, the settlement date.

The BONUSESSM units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “NYB.PrU,” and our Common Shares are listed on the NYSE under the symbol “NYB.” If a sufficiently large number of BONUSESSM units do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding BONUSESSM units is expected to be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in BONUSESSM units. See “Risk Factors—Risks to Holders of Non-Tendered BONUSESSM units—There will be less liquidity in the market for non-tendered BONUSESSM units, and the market prices for non-tendered BONUSESSM units may therefore decline.” On July 28, 2009, the last reported sale price of the BONUSESSM units on the NYSE was $34.99 per unit, and the last reported sale price of our Common Shares on the NYSE was $11.83 per share. We will submit a supplemental listing application to the NYSE requesting that the Common Shares to be issued in the Exchange Offer be approved for listing.

Our obligation to exchange Common Shares for BONUSESSM units in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Our obligation to exchange is not subject to any minimum tender condition.

You must make your own decision whether to tender any BONUSESSM units in the Exchange Offer and, if so, the number of BONUSESSM units to tender. Neither we, our financial advisor, the exchange agent, the information agent, nor any other person is making any recommendation as to whether or not holders of BONUSESSM units should tender their BONUSESSM units for exchange in the Exchange Offer. You must make your own decision after reading this Exchange Offer and the documents incorporated by reference herein and consulting with your advisors.

We encourage you to read and carefully consider this Offer to Exchange in its entirety, in particular the risk factors beginning on page 7, for a discussion of factors that you should consider with respect to this Exchange Offer.

Our Common Shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the New York Department of Banking nor any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS OFFER TO EXCHANGE IS JULY 29, 2009.

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NOTICE TO INVESTORS

You should rely only on the information contained in this Offer to Exchange or to which this Offer to Exchange refers you. We have not authorized anyone to provide you with different information. We are not making an offer in any jurisdiction where the Exchange Offer is not permitted. You should not assume that the information provided in this Offer to Exchange, including any information incorporated herein by reference, is accurate as of any date other than the date of this Offer to Exchange or the date of any such information incorporated herein by reference.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. Our officers, directors and employees may solicit tenders from holders of our BONUSESSM units and will answer inquiries concerning the BONUSESSM units, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

NEITHER WE, BNY MELLON SHAREOWNER SERVICES (THE EXCHANGE AGENT), MELLON INVESTORS SERVICES LLC (THE INFORMATION AGENT) NOR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF BONUSESSM UNITS SHOULD EXCHANGE BONUSESSM UNITS FOR COMMON SHARES IN THE EXCHANGE OFFER.

We have prepared this Offer to Exchange solely for use in connection with the proposed Exchange Offer described herein. The information contained in this Offer to Exchange is as of the date of this Offer to Exchange only and is subject to change, completion or amendment without notice. Neither the delivery of this Offer to Exchange at any time, nor the offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information set forth in this Offer to Exchange or in our affairs since the date of this Offer to Exchange.

This Offer to Exchange does not constitute an offer to participate in the Exchange Offer to any person in any jurisdiction where it is unlawful to make such an offer. The Exchange Offer is being made on the basis of this Offer to Exchange and is subject to the terms described herein. Any decision to participate in the Exchange Offer must be based on the information contained in this document or specifically incorporated by reference herein. In making the decision to exchange, holders must rely on their own examination of us, the Common Shares to be issued in connection with the Exchange Offer and the terms of the Exchange Offer, including the merits and risks involved. Holders should not construe anything in this Offer to Exchange as legal, business or tax advice. Each holder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offer under applicable legal investment or similar laws or regulations.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Exchange Offer or possesses or distributes this Offer to Exchange and must obtain any consent, approval or permission required by it for participation in the Exchange Offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor. We reserve the right to amend, modify or withdraw the Exchange Offer at any time, and we reserve the right to reject any tender, in whole or in part, for any reason.

All of the BONUSESSM units were issued in book-entry form, and all of the BONUSESSM units are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”). You may tender your BONUSESSM units by transferring the BONUSES SM units through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer—Procedures for Tendering BONUSESSM units.”

We are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures described in this Offer to Exchange to be completed prior to the expiration date. Tenders not received by the exchange agent on or prior to the expiration date will be disregarded and of no effect.

This Offer to Exchange contains summaries with respect to certain documents. All of those summaries are qualified in their entirety by reference to the actual documents for complete information. Copies of documents referred to herein will be made available to holders upon request to NYB.

Notwithstanding anything herein to the contrary, investors may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Exchange Offer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this Exchange Offer. Information that we file later with the SEC will automatically update information in this Exchange Offer. In all cases, you should rely on the later information over different information included in this Exchange Offer. We incorporate by reference the documents listed below and any documents subsequently filed (but not documents that are furnished, unless expressly incorporated herein by a reference in such furnished document) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Exchange Offer and before the completion of the Exchange Offer:

•	Annual Report on Form 10-K for the year ended December 31, 2008.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

•	Current Reports on Form 8-K filed on January 13, 2009, May 8, 2009 and June 10, 2009.

Any statement contained in this Offer to Exchange or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Offer to Exchange shall be considered to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained in this Offer to Exchange or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this Offer to Exchange modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offer to Exchange.

Copies of each of the documents incorporated by reference into this Offer to Exchange (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting Mellon Investor Services LLC, our information agent, or us at the following addresses and telephone numbers:

Mellon Investor Services LLC

480 Washington Boulevard

Jersey City, New Jersey 07310

27th Floor

Attention: Corporate Action Department

(800) 777-3674

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

Attention: Ilene A. Angarola

Executive Vice President and Director, Investor Relations

(516) 683-4420

In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your decision. Accordingly, you should make any request for documents by August 18, 2009 to ensure timely delivery of the documents prior to the expiration date.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the Exchange Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the Exchange Offer that occurs following the date of this Offer to Exchange.

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FORWARD-LOOKING STATEMENTS

This Offer to Exchange, like many written and oral communications presented by us and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to:

•	General economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses;

•	Conditions in the securities and real estate markets or the banking industry;

•	Changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities;

•	Changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio;

•	Changes in the quality or composition of our loan or securities portfolios;

•	Changes in competitive pressures among financial institutions or from non-financial institutions;

•	Changes in our customer base or in the financial or operating performances of our customers’ businesses;

•	Changes in the demand for our deposit, loan, and investment products and other financial services in the markets we serve;

•	Changes in deposit flows and wholesale borrowing facilities;

•	Changes in our credit ratings or in our ability to access the capital markets;

•	Changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	Changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

•	Our ability to retain key members of management;

•

Changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, those pertaining to banking, securities, taxation, rent regulation and housing, environmental protection, and insurance; and the ability to comply with such changes in a timely manner;

•	Changes in accounting principles, policies, practices, or guidelines;

•	Changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board of Governors;

•	Our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;

•	Operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	Any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	Any interruption in customer service due to circumstances beyond our control;

•	Potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition;

•	The outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future;

•	Environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company;

•	The level of participation of the Exchange Offer by holders of BONUSESSM unit;

•	War or terrorist activities; and

•	Other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

In addition, it should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this Offer to Exchange. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of our Bifurcated Option Note Unit SecuritiESSM, to which we refer as the “BONUSESSM units,” consisting of:

•

a trust preferred security (“Trust Preferred Security”) issued by New York Community Capital Trust V (the “Trust”), having a liquidation preference of $50.00 and a distribution rate of 6% per annum on the stated liquidation preference; and

•	a warrant to purchase 2.4953 Common Shares at any time prior to May 7, 2051, the exercise price of which is $50.00,

as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information regarding New York Community Bancorp, Inc., see the section of this Offer to Exchange entitled “Where You Can Find More Information.” Except as otherwise specified, “NYB” and the words “we,” “our,” “ours,” and “us” refer to New York Community Bancorp, Inc. and its direct and indirect subsidiaries on a consolidated basis.

What is the purpose of the Exchange Offer?

Successful completion of this offer is expected to strengthen and enhance the quality of our capital, to improve our ratios of tangible stockholders’ equity to tangible assets and common stockholders’ equity to total assets, and to be accretive to our tangible book value per share, in addition to improving our net interest margin. Furthermore, we believe that certain of the holders of BONUSESSM units have hedged their holdings of BONUSESSM units by shorting the Common Shares. Therefore, a successful exchange of BONUSESSM units is also expected to decrease the short interest in the Common Shares. For more details on the purpose of the Exchange Offer, see “The Exchange Offer—Purpose of the Exchange Offer.”

How many BONUSESSM units are being sought in the Exchange Offer?

We are offering to exchange any and all of our outstanding BONUSESSM units for Common Shares. As of July 28, 2009, there were 5,498,544 BONUSESSM units outstanding.

What will I receive in the Exchange Offer if I tender BONUSESSM units and they are accepted?

For each BONUSESSM unit that we accept in the Exchange Offer, you will receive a number of Common Shares equal to the Exchange Ratio, upon the terms and subject to the conditions set forth in this Offer to Exchange and the related letter of transmittal, which we refer to as the “Letter of Transmittal.” The Exchange Ratio will be calculated at 4:30 p.m., New York City time, on the second trading day immediately preceding the expiration date, as such date may be extended, which we refer to as the “Pricing Date,” as the sum of:

•	2.4953 Common Shares; plus

•	a number of Common Shares equal to $10.00 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 2.4953 Common Shares and a maximum Exchange Ratio of 4.4953 Common Shares per BONUSESSM unit. The Exchange Ratio will be rounded down to the nearest fourth decimal place. Holders whose BONUSESSM units are accepted in this Exchange Offer will receive a cash payment equal to accrued distributions, in respect to the BONUSESSM units from the last payment date to, but not including, the settlement date.

Our Common Shares and BONUSESSM units are listed on the NYSE under the symbols “NYB” and “NYB.PrU,” respectively. On July 28, 2009, the last reported sale price per share of our Common Shares on the NYSE was $11.83 and the last reported sale price per share of our BONUSESSM units on the NYSE was $34.99.

Will fractional shares be issued in the Exchange Offer?

We will not issue fractional Common Shares in the Exchange Offer. Instead, the number of Common Shares you receive in the Exchange Offer will be rounded down to the nearest whole number.

When will I know the Exchange Ratio for the Exchange Offer?

We will calculate the Exchange Ratio on the Pricing Date and will announce it in a press release issued prior to 9:00 a.m., New York City time, on the immediately succeeding trading day (currently expected to be August 24, 2009, unless the expiration date is extended), which we refer to as the “Announcement Date.”

The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we will have filed with the SEC relating to the Exchange Offer. In addition, from the commencement of the Exchange Offer, you will know the minimum and maximum Exchange Ratio. You can also obtain relevant information with respect to the Exchange Ratio on a daily basis during the Pricing Period as well as the final Exchange Ratio, after its determination on the Pricing Date, by calling the information agent at the toll-free number provided on the back cover of this Offer to Exchange. See “The Exchange Offer—Exchange Ratio.”

Will I have an opportunity to tender my BONUSESSM units in the Exchange Offer, or withdraw previously tendered BONUSESSM units, after the determination of the Exchange Ratio?

Yes. Since the Exchange Ratio will be calculated and announced by us prior to 9:00 a.m., New York City time, on the Announcement Date, which we currently expect to be August 24, 2009, and the Exchange Offer will not expire earlier than 11:59 p.m., New York City time, on August 25, 2009, you will have a minimum of two trading days after we announce the Exchange Ratio to tender your BONUSESSM units in the Exchange Offer or to withdraw your previously tendered BONUSESSM units. See “The Exchange Offer—Exchange Ratio” and “The Exchange Offer—Withdrawal of Tenders.”

How does the consideration I will receive if I tender my BONUSES SM units compare to the payments I will receive on the BONUSESSM units if I do not tender?

If you tender BONUSESSM units in the Exchange Offer, you will receive a minimum of 2.4953 and a maximum of 4.4953 Common Shares for each BONUSESSM unit you tender. The actual number of Common Shares you will receive for each BONUSESSM unit validly tendered and accepted will be equal to (i) 2.4953 Common Shares plus (ii) a number of Common Shares equal to $10.00 divided by the Weighted Average Price of our Common Shares, subject to the maximum and minimum Exchange Ratio described above. Holders whose BONUSESSM units are accepted in this Exchange Offer will receive a cash payment equal to accrued distributions, in respect to the BONUSESSM units from the last payment date to, but not including, the settlement date. You will also be entitled to receive cash dividends on our Common Shares when, as and if declared by our Board of Directors on or after the closing date of the Exchange Offer. See “Risk Factors—We rely on the dividends we receive from our subsidiaries” in our Annual Report on Form 10-K for the year ended December 31, 2008 which Risk Factors are incorporated by reference herein and “Dividend Policy” for additional information.

If you do not participate in the Exchange Offer, you will continue to hold BONUSESSM units. The Trust Preferred Security component of each BONUSESSM unit has a liquidation preference of $50.00, a distribution rate of 6% per annum, a principal amount at maturity of $50.00, and a stated maturity of November 1, 2051. Prior to May 7, 2051, the warrant component of each BONUSESSM unit is exercisable at any time by the holder at a conversion rate that is currently 2.4953 Common Shares per Unit, subject to adjustment. The warrant exercise price is $50.00. See “Comparison of Rights of Holders of BONUSESSM units and Holders of Common Shares.”

May I tender only a portion of the BONUSESSM units that I hold?

Yes. You do not have to tender all of your BONUSESSM units to participate in the Exchange Offer.

If the Exchange Offer is consummated and I do not participate in the Exchange Offer or I do not tender all of my BONUSESSM units in the Exchange Offer, how will my rights and obligations under my remaining outstanding BONUSESSM units be affected?

The terms of your BONUSESSM units, if any, that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer.

How will the Exchange Offer affect the trading market for the BONUSESSM units that are not exchanged?

If a sufficiently large number of BONUSESSM units do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding BONUSESSM units is expected to be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in BONUSESSM units. See “Risk Factors—Risks to Holders of Non-Tendered BONUSESSM units—There will be less liquidity in the market for non-tendered BONUSESSM units, and the market prices for non-tendered BONUSESSM units may therefore decline.” See also “The Exchange Offer—Certain Consequences to Non-Tendering Holders.”

Is NYB making a recommendation regarding whether you should tender in the Exchange Offer?

        We are not making any recommendation regarding whether you should tender or refrain from tendering your BONUSESSM units in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your BONUSESSM units in the Exchange Offer and, if so, the number of BONUSESSM units to tender. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference in this Offer to Exchange.

Will the Common Shares to be issued in the Exchange Offer be listed for trading?

We will submit a supplemental listing application to the NYSE requesting that the Common Shares to be issued in the Exchange Offer be approved for listing. Generally, the Common Shares you receive in the Exchange Offer will be freely tradable, unless you are considered an “affiliate” of NYB, as that term is defined in the Securities Act. Common Shares issued pursuant to this Exchange Offer to a holder of BONUSESSM units who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act, and the holding period of BONUSESSM units tendered by such recipients can be tacked to the Common Shares received in the Exchange Offer for purposes of satisfying the holding period requirements of Rule 144. For more information regarding the market for our Common Shares, see the section of this Offer to Exchange entitled “Market for Common Shares and BONUSESSM units.”

What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned upon the closing conditions described in “The Exchange Offer Conditions to the Exchange Offer.” We may waive certain conditions of the Exchange Offer. If any of the conditions is not satisfied or waived, we will not accept and exchange any validly tendered BONUSESSM units. For more information regarding the conditions to the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Conditions to the Exchange Offer.”

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How will fluctuations in the trading price of Common Shares affect the consideration offered to holders of BONUSESSM units?

We are offering to exchange a number of our Common Shares for each BONUSESSM unit equal to 2.4953 plus a number of Common Shares equal to $10.00 divided by the Weighted Average Price. If the market price of our Common Shares declines, the value of the fixed portion of the Common Shares you will receive in exchange for your BONUSESSM units will decline; however, the number of Common Shares having a value equivalent to $10.00 will increase, and you will therefore receive a greater number of Common Shares in total. The trading value of our Common Shares could fluctuate depending upon any number of factors, including factors specific to us and factors that influence the trading prices of equity securities generally.

When does the Exchange Offer expire?

The Exchange Offer will expire at 11:59 p.m., New York City time, on August 25, 2009, which we refer to as the “expiration date,” unless extended or earlier terminated by us.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We do not intend to extend or amend the Exchange Offer. However, we reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this Offer to Exchange or if we waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, BONUSESSM units that were previously tendered and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our discretion, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no BONUSESSM units will be accepted for exchange and any BONUSESSM units that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Amendment or Termination.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the Exchange Offer. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Termination or Amendment.”

How will the Weighted Average Price be affected by an extension of the Exchange Offer?

Even if we extend the Exchange Offer, the Weighted Average Price will still be determined using the average of the daily per share-volume-weighted average price of our Common Shares on the NYSE for each of the five consecutive trading days ending on and including the Pricing Date. The actual Pricing Date will change if the expiration is extended but will still be the second trading day immediately preceding the expiration date, as extended. For information about fluctuations in the share price of our Common Shares, see below under “Risk Factors.”

What risks should I consider in deciding whether or not to tender my BONUSESSM units?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the BONUSESSM units and our Common Shares described in the section of this Offer to Exchange entitled “Risk Factors,” and the documents incorporated by reference in this Offer to Exchange.

What are the federal income tax consequences of my participating in the Exchange Offer?

See the section of this Offer to Exchange entitled “Material United States Federal Income Tax Considerations.” We recommend that you consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Are the financial condition and results of operations of NYB relevant to my decision to tender in the Exchange Offer?

Yes. The price of both our Common Shares and our BONUSESSM units is closely linked to our financial condition and results of operations.

Will NYB receive any cash proceeds from the Exchange Offer?

No. We will not receive any cash proceeds from the Exchange Offer.

How do I tender my BONUSESSM units?

If you beneficially own BONUSESSM units that are held in the name of a broker or other nominee and wish to tender such BONUSESSM units, you should promptly instruct your broker or other nominee to tender on your behalf. If you are a participant of The Depository Trust Company, which we refer to in this Offer to Exchange as “DTC,” then to tender BONUSESSM units, BNY Mellon Shareowner Services, the exchange agent, must receive, prior to the expiration date of the exchange offer either (i) a timely confirmation of book-entry transfer of such BONUSESSM units and an agent’s message through the automated tender offer program of DTC, according to the procedure for book-entry transfer described in this Offer to Exchange or (ii) a completed Letter of Transmittal. For more information regarding the procedures for tendering your BONUSESSM units, see the section of this Offer to Exchange entitled “The Exchange Offer—Procedures for Tendering BONUSESSM units.”

What must I do to participate if my BONUSESSM units are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your BONUSESSM units and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender BONUSESSM units on your behalf. In some cases, the nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your BONUSESSM units, please call your broker, dealer, commercial bank, trust company or other nominee, or call our information agent, Mellon Investor Services LLC, at its telephone number set forth on the back cover page of this Offer to Exchange.

In order to validly tender your BONUSESSM units in the Exchange Offer, you or your broker, dealer, commercial bank, trust company or other nominee must follow the procedures described under “The Exchange Offer—Procedures for Tendering BONUSESSM units.”

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR BONUSESSM UNITS THROUGH A BROKER, DEALER, COMMERCIAL

BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER BONUSESSM UNITS ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND WILL HAVE NO EFFECT.

What happens if some or all of my BONUSESSM units are not accepted for exchange?

If we decide for any reason not to accept some or all of your BONUSESSM units, the BONUSESSM units we do not accept will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer by book-entry transfer into the account maintained at DTC from which they were delivered. DTC will credit any validly withdrawn or unaccepted BONUSESSM units to the account maintained at DTC from which they were delivered. For more information, see the section of this Offer to Exchange entitled “The Exchange Offer—Return of Unaccepted BONUSESSM units.”

Until when may I withdraw previously tendered BONUSESSM units?

If not previously returned, you may withdraw previously tendered BONUSESSM units at any time until the Exchange Offer has expired. In addition, you may withdraw any BONUSESSM units that you tender that are not accepted for exchange by us after the expiration of 40 business days from the commencement of the Exchange Offer on July 29, 2009. For more information, see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal of Tenders.”

How do I withdraw previously tendered BONUSESSM units?

To withdraw previously tendered BONUSESSM units, you must comply with the appropriate procedures. For more information regarding the procedures for withdrawing tendered BONUSESSM units, see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal of Tenders.”

Will I have to pay any fees or commissions if I tender my BONUSESSM units?

If your BONUSESSM units are held through a broker or other nominee who tenders the BONUSESSM units on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the Exchange Offer?

If you have questions regarding the procedures for tendering in the Exchange Offer, require additional Exchange Offer materials or require assistance in tendering your BONUSESSM units, please contact Mellon Investor Services LLC, our information agent. You can call the information agent toll-free at (800) 777-3674. You may also write to the information agent at the address set forth on the back cover of this Offer to Exchange.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this Offer to Exchange to help you understand our business and the Exchange Offer. It does not contain all of the information that is important to you. You should carefully read this Offer to Exchange, including the information incorporated by reference into this Offer to Exchange, to understand fully the terms of the Exchange Offer, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 7 of this Offer to Exchange, the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by our subsequent Quarterly Reports on Form 10-Q, and any risk factors set forth in our other filings, filed thereafter, and the section of this Offer to Exchange entitled “Forward-Looking Statements” beginning on page vi.

Unless stated otherwise, the discussion in this Offer to Exchange of our business includes the business of NYB and its direct and indirect subsidiaries. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us” and “our” refer to NYB and its direct and indirect subsidiaries on a consolidated basis.

About New York Community Bancorp, Inc.

We are a registered bank holding company whose principal business is conducted by our wholly-owned subsidiaries, New York Community Bank (the “Community Bank”) and New York Commercial Bank (the “Commercial Bank” and together with the Community Bank, the “Banks”). At June 30, 2009, we had total assets of approximately $32.9 billion, total deposits of approximately $14.4 billion, and total consolidated stockholders’ equity of approximately $4.2 billion.

The Community Bank is a leading producer of multi-family loans in New York City and the fourth largest thrift depository, based on deposits, in the New York/New Jersey metropolitan region that it serves. The Community Bank serves its customers through six community divisions with a total of 178 banking offices throughout New York City, Long Island, Westchester County, and New Jersey. In New York, our four divisional banks include Queens County Savings Bank, with 34 branches in Queens County; Roslyn Savings Bank, with 57 branches on Long Island; Richmond County Savings Bank, with 23 branches on Staten Island; and Roosevelt Savings Bank, with eight branches in Brooklyn. We also have two branches each in the Bronx and Westchester County that operate directly under the New York Community Bank name. The 54 branches we operate in Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey operate through the Garden State Community Bank division of New York Community Bank.

New York Commercial Bank has 37 banking offices in New York City, Westchester County and Long Island. The Commercial Bank franchise includes 11 former branches of Doral Bank, FSB that were acquired on July 26, 2007, and ranks 15th among all commercial bank depositories in the six counties it serves. Of the 37 branches that now comprise this franchise, 18 operate through the Atlantic Bank division of New York Commercial Bank.

Our common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “NYB,” as do our BONUSESSM units under the symbol “NYB.PrU.”

The Banks are subject to comprehensive regulation, examination and supervision by the New York State Banking Department and the Federal Deposit Insurance Corporation. As a bank holding company, NYB is subject to regulation, examination and supervision by the Federal Reserve Board.

Our principal executive offices are located at 615 Merrick Avenue, Westbury, New York 11590, and our telephone number is (516) 683-4100.

The Exchange Offer

Offeror	New York Community Bancorp, Inc.

Securities Subject to the Exchange Offer	5,498,544 Bifurcated Option Note Unit SecuritiESSM (“BONUSESSM units”) of NYB, representing all of the outstanding BONUSESSM units of NYB.

The Exchange Offer	We are offering to exchange a number of our Common Shares equal to the Exchange Ratio for each validly tendered and accepted BONUSESSM unit upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal. Fractional shares will not be issued in the Exchange Offer. Instead, the number of Common Shares you receive in the Exchange Offer will be rounded down to the nearest whole number.

Any BONUSESSM unit not exchanged will remain outstanding. The BONUSESSM units validly tendered and accepted for exchange in the Exchange Offer will be retired and cancelled.

The Exchange Ratio	The Exchange Ratio will be calculated at 4:30 p.m., New York City time, on the second trading day immediately preceding the expiration date, as such date may be extended, which we refer to as the “Pricing Date,” as the sum of:

•	2.4953, plus

•	a number of Common Shares equal to $10.00 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 2.4953 Common Shares and a maximum Exchange Ratio of 4.4953 Common Shares. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations, “Weighted Average Price” means the simple arithmetic average of the daily volume-weighted average price of our Common Shares on the NYSE, on each trading day during the five consecutive trading day period ending on and including the Pricing Date. Holders whose BONUSESSM units are accepted in this Exchange Offer will receive a cash payment equal to accrued distributions, in respect to the BONUSES SM units from the last payment date to, but not including, the settlement date.

Publication of Exchange Ratio Information	Throughout the Exchange Offer, indicative exchange ratios will be available from the information agent at one of its numbers listed on the back cover page of this Offer to Exchange. We will announce the final Exchange Ratio by 9:00 a.m., New York City time, on the Announcement Date, and the final Exchange Ratio will also be available by that time from the information agent.

Certain Consequences to Non-Tendering Holders	BONUSESSM units not exchanged in the Exchange Offer will remain outstanding after the consummation of the Exchange Offer. If a sufficiently large number of BONUSESSM units do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding BONUSESSM units may be less liquid and more sporadic, and market prices may fluctuate more significantly depending on the volume of trading in BONUSESSM units. Following the Exchange Offer, we plan to merge the Trust into a new Delaware statutory trust as permitted by the terms of the Trust’s governing documents, as amended. In connection with the merger, the Trust Preferred Securities we acquire as part of the BONUSESSM units exchanged in the Exchange Offer will be exchanged for a like amount of junior subordinated debentures, and all Trust Preferred Securities of BONUSESSM units not acquired by us in the Exchange Offer will be converted into trust preferred securities of the new trust with terms substantially identical to the terms of the Trust Preferred Securities except that NYB may be provided with the option to exchange new trust preferred securities that it acquires for the underlying junior subordinated debentures from time to time. The merger will not adversely affect the rights of holders of Trust Preferred Securities. See “Risk Factors—Risks to Holders of Non-Tendered BONUSESSM units.”

Comparison of the Rights of BONUSESSM Units and Common Shares	There are material differences between the rights of a holder of our Common Shares and a holder of the BONUSESSM units. See “Comparison of Rights of Holders of BONUSESSM units and Holders of Common Shares.”

Holders Eligible to Participate in the Exchange Offer	All holders of BONUSESSM units are eligible to participate in the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Market Trading	The BONUSESSM units are listed and traded on the NYSE under the symbol “NYB.PrU” and our Common Shares are listed on the NYSE under the symbol “NYB.” We will submit a supplemental listing application to the NYSE requesting that the Common Shares to be issued in the Exchange Offer be approved for listing. On July 28, 2009, the last full trading day on the NYSE prior to the commencement of the Exchange Offer, the last reported sale price of the BONUSESSM units was $34.99 per share and the last reported sale price of our Common Shares was $11.83 per share. We urge you to obtain current market price information for the BONUSESSM units and the Common Shares before deciding whether to participate in the Exchange Offer. For trading information regarding such securities, you may contact our information agent at the telephone number set forth on the back cover of this Offer to Exchange. See “Market For Common Shares and BONUSESSM units.”

Expiration Date	The Exchange Offer will expire at 11:59 p.m., New York City time, on August 25, 2009, unless extended by us (such date and time, as the same may be extended, the “expiration date”). We, in our sole discretion, may extend the expiration date for the Exchange Offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. See “The Exchange Offer—Expiration Date” and “The Exchange Offer—Extension, Termination or Amendment.”

Settlement Date	The settlement date of the Exchange Offer will be promptly following the expiration date. We currently expect the settlement date to be three business days after the expiration date.

Purpose of the Exchange Offer	Successful completion of this offer is expected to strengthen and enhance the quality of our capital, to improve our ratios of tangible stockholders’ equity to tangible assets and common stockholders’ equity to total assets, and to be accretive to our tangible book value per share, in addition to improving our net interest margin. Furthermore, we believe that certain of the holders of BONUSESSM units have hedged their holdings of BONUSESSM units by shorting the Common Shares. Therefore, a successful exchange of BONUSESSM units is also expected to decrease the short interest in the Common Shares. For more details on the purpose of the Exchange Offer, see “The Exchange Offer—Purpose of the Exchange Offer.”
Conditions to the Exchange Offer	Consummation of the Exchange Offer is conditioned upon the satisfaction or waiver of certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer.”

Amendment and Termination	NYB has the right, in its sole discretion, to terminate or withdraw the Exchange Offer at any time and for any reason, including if the conditions to the Exchange Offer are not met by the expiration date. NYB reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the Exchange Offer on or prior to the expiration date and (ii) to amend the terms of the Exchange Offer. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their BONUSESSM units pursuant to the Exchange Offer. In any such event, the BONUSESSM units previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See “The Exchange Offer—Extension, Termination or Amendment.”

How to Tender BONUSESSM Units

If your BONUSESSM units are held through a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee promptly and instruct him, her or it to tender your BONUSESSM units on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “The Exchange Offer—Procedures for Tendering BONUSESSM units.” For further information on how to tender BONUSESSM units, contact our information agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Withdrawal	You may withdraw previously tendered BONUSESSM units at any time before the expiration date. In addition, you may withdraw any BONUSESSM units that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. If you are a DTC participant, you must comply with the withdrawal procedures of DTC, described herein.

To withdraw previously tendered BONUSESSM units, you are required to submit a notice of withdrawal to the exchange agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “The Exchange Offer—Withdrawal of Tenders.”

Risk Factors	Your decision whether to participate in the Exchange Offer and to exchange your BONUSESSM units for Common Shares will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Exchange Offer.

Resale of Common Shares Received in the Exchange Offer	The issuance of Common Shares upon the exchange of BONUSESSM units is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Since all outstanding BONUSESSM units were registered under the Securities Act, we expect that all of our Common Shares issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See “Certain Securities Laws Considerations.”

Certain United States Federal Income Tax Considerations	We intend to treat the exchange of your BONUSESSM units for our Common Shares as a recapitalization. For a more detailed discussion of the material U.S. federal income tax consequences of the Exchange Offer, see “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Exchange Agent and Information Agent	BNY Mellon Shareowner Services is the exchange agent and Mellon Investor Services LLC is the information agent for the Exchange Offer. Their respective addresses and telephone numbers are listed on the back cover page of this Offer to Exchange. See “Exchange Agent and Information Agent.”

Further Information	If you have questions about the terms of the Exchange Offer, please contact the information agent. After we have determined and announced the Weighted Average Price, you also may contact our information agent to obtain the Weighted Average Price and the number of Common Shares issuable for each exchanged BONUSESSM unit. In addition, the daily per share volume-weighted average price of our Common Shares for each of the days in the five consecutive trading day period during which the Weighted Average Price is determined will be available from the information agent. If you have questions regarding the procedures for tendering your BONUSESSM units, please contact the exchange agent.

RISK FACTORS

Risks to Holders of Non-Tendered BONUSESSM Units

The following risks specifically apply to the extent a holder of BONUSESSM units elects not to participate in the Exchange Offer. These risks are in addition to the risks applicable to an investment in our BONUSESSM units set forth in our prospectus supplement, dated October 28, 2002, to our prospectus, dated May 8, 2002, under “Risk Factors—Risks Related to Your Investments in the BONUSESSM units,” which are incorporated herein by reference. Whether or not you elect to tender your BONUSESSM units, you should also review the risks attendant to being an investor in our Common Shares that are described below, discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as updated by our subsequent Quarterly Reports on Form 10-Q, and any risk factors set forth in our other filings, which are incorporated by reference herein.

There will be less liquidity in the market for non-tendered BONUSESSM units and the market prices for non-tendered BONUSESSM units may therefore decline.

If the Exchange Offer is consummated, the number of outstanding shares of BONUSESSM units will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered BONUSESSM units. An issue of securities with a small number available for trading, or “float,” generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for shares of BONUSESSM units that are not validly tendered in the Exchange Offer may be adversely affected if a sufficiently large number of BONUSESSM units do not remain outstanding after the Exchange Offer, as the trading market for the remaining outstanding BONUSESSM units may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in BONUSESSM units. The reduced float may also tend to make the trading prices of BONUSESSM units that are not exchanged more volatile. In addition, the NYSE will consider de-listing any outstanding BONUSESSM units if, following the exchange, the number of publicly-held outstanding BONUSESSM units is less than 100,000, the number of holders of outstanding BONUSESSM units is less than 100, the aggregate market value of the outstanding BONUSESSM units is less than $1 million, or for any other reason based on the suitability for the continued listing of the outstanding BONUSESSM units in light of all pertinent facts as determined by the NYSE. We do not intend to reduce the number of BONUSESSM units accepted in the Exchange Offer to prevent the de-listing of the BONUSESSM units.

Risks to Holders of Common Shares

The following risks specifically apply only to holders of Common Shares and should be considered, along with the other risk factors, by holders of BONUSESSM units before deciding whether to participate in the Exchange Offer. Whether or not you elect to tender your BONUSESSM units, you should also review the risks attendant to being an investor in our Common Shares that are described below, discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as updated by our subsequent Quarterly Reports on Form 10-Q, and any risk factors set forth in our other filings, which are incorporated by reference herein.

A holder of BONUSESSM units participating in the Exchange Offer will become subject to all of the risks and uncertainties faced by holders of our Common Shares, which may be different from or greater than those associated with holding our BONUSESSM units.

A holder exchanging BONUSESSM units for Common Shares will forego the right to receive future distribution payments on the Trust Preferred Security component of each BONUSESSM Unit, and, with respect to such Trust Preferred Security, to receive priority over our Common Shares in the event that we become subject to a liquidation, dissolution or winding up. As such, a holder of BONUSESSM units participating in the Exchange

Offer may have greater exposure to the risks and uncertainties facing NYB generally. These and other risks are more fully described in our 2008 Annual Report on Form 10-K and subsequently filed Forms 10-Q and 8-K which are incorporated by reference herein.

Although the number of Common Shares offered in the Exchange Offer will be determined, subject to the limitations described herein, based on the average trading prices of our Common Shares during the five consecutive trading day period ending on and including the Pricing Date, the market price of our Common Shares may fluctuate, and the market price of the Common Shares upon settlement of the Exchange Offer could be less than the market price used to determine the number of shares.

The number of Common Shares offered for each BONUSESSM unit accepted for exchange will be determined based on the average trading prices of our Common Shares during the five consecutive trading day period ending on the Pricing Date and will not be adjusted regardless of any increase or decrease in the market price of our Common Shares or the BONUSESSM units between that date and the settlement date. Therefore, the market price of the Common Shares at the time you receive your Common Shares on the settlement date could be significantly less than the market price used to determine the number of Common Shares you will receive. The market price of our Common Shares has recently been subject to significant fluctuations and volatility.

All of our debt obligations, including any junior subordinated debentures underlying the Trust Preferred Security component of the BONUSESSM units that remain outstanding after the Exchange Offer, will have priority over our Common Shares with respect to payment in the event of a liquidation, dissolution or winding up.

We have nine trust subsidiaries that have $484.2 million of trust preferred securities outstanding, including the Trust Preferred Securities issued in connection with the BONUSESSM units. In any liquidation, dissolution or winding up of NYB, our Common Shares would rank junior to all debt claims against us. The property trustee of the Trust, as holder of the junior subordinated debentures underlying the Trust Preferred Securities, would be one of our subordinated creditors, subordinated in right of payment to all senior debt, but entitled to receive payment in full of principal and interest before any holders of Common Shares. Upon receipt by the property trustee of any such principal or interest, the property trustee will pay the amounts received, after payment of all liabilities to the creditors of the Trust, to the holders of the Trust Preferred Securities. As a result, holders of our Common Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of NYB until after our obligations to our debt holders have been satisfied. The property trustee of the Trust, as holder of junior subordinated debt, is entitled to receive any payments or other distributions before our obligations to our holders of Common Shares.

By tendering your BONUSESSM units, you will lose the rights associated with those BONUSESSM units.

If you validly tender BONUSESSM units in the Exchange Offer and we accept them, you will lose your rights as a holder of BONUSESSM units, which are described in the section entitled “Comparison of Rights Between Holders of BONUSESSM units and Holders of Common Shares” with respect to those BONUSESSM Units. For example, subject to our right to defer interest payments on the junior subordinated debentures underlying the Trust Preferred Securities component of each Unit, for one or more interest periods that do not exceed 20 consecutive quarters, you will lose the right to receive cash distributions at the rate of 6.0% per annum of the liquidation preference per Trust Preferred Security with respect to the BONUSESSM units you tender.

You would also lose the priority over our Common Shares that the Trust Preferred Security component of the BONUSESSM unit has to receive a liquidation preference in the amount of $50.00 per Trust Preferred Security, plus accumulated and unpaid distributions. Upon any voluntary or involuntary liquidation or bankruptcy of NYB, the property trustee of the trust, as holder of the junior subordinated debentures, would be a subordinated creditor of NYB, subordinated in right of payment to all our senior debt, but entitled to receive payment in full of principal and interest on the junior subordinated debentures before any holders of our Common Shares receive payments or distributions.

Additional Risks Related to the Exchange Offer

We have not obtained a third-party determination that the Exchange Offer is fair to holders of the BONUSESSM units.

We are not making a recommendation as to whether you should exchange your BONUSESSM units in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the BONUSESSM units for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

Failure to complete the Exchange Offer successfully could negatively affect the price of our Common Shares.

Several conditions must be satisfied or waived in order to complete the Exchange Offer, including among others that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. See “The Exchange Offer—Conditions of the Exchange Offer.” The foregoing conditions may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed.

If the Exchange Offer is not completed or is delayed, you may be subject to the following material risks:

•

the market price of our Common Shares may decline to the extent that the current market price of our Common Shares reflects a market assumption that the Exchange Offer has been or will be completed; and

•

the market price of our BONUSESSM units may decline to the extent that the current market price of our BONUSESSM units reflects a market assumption that the Exchange Offer has been or will be completed.

SELECTED FINANCIAL DATA

Set forth below are highlights from our consolidated financial data as of and for the years ended December 31, 2004 through 2008, and as of and for the six months ended June 30, 2009 and 2008. You should read this information in conjunction with our consolidated financial statements and related notes included in the Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference into this Offer to Exchange and from which this information is derived. For more information, see the section entitled “Where You Can Find More Information.”

	At or For the Six Months Ended June 30, (unaudited)		At or For the Years Ended December 31,
(dollars in thousands, except share data)	2009	2008	2008	2007(1)	2006(2)	2005(3)	2004
EARNINGS SUMMARY:
Net interest income	$424,500	$292,009	$675,495	$616,530	$561,566	$595,367	$799,343
Provision for loan losses	18,000	1,700	7,700	—	—	—	—
Non-interest income (loss)	4,465	5,838	15,529	111,092	88,990	97,701	(62,303)
Non-interest expense:
Operating expenses	185,838	161,318	320,818	299,575	256,362	236,621	193,632
Debt repositioning charges	—	285,369	285,369	3,190	26,477	—	—
Termination of interest rate swaps	—	—	—	—	1,132	—	—
Amortization of core deposit intangibles	11,163	11,853	23,343	22,758	17,871	11,733	11,440
Income tax (benefit) expense	68,827	(79,981)	(24,090)	123,017	116,129	152,629	176,882
Net income (loss)	145,137	(82,412)	77,884	279,082	232,585	292,085	355,086
Basic earnings (loss) per share	$0.42	$(0.25)	$0.23	$0.90	$0.82	$1.12	$1.37
Diluted earnings (loss) per share	0.42	(0.25)	0.23	0.90	0.81	1.11	1.33
Dividends paid per common share	0.50	0.50	1.00	1.00	1.00	1.00	0.96
SELECTED RATIOS:
Return on average assets	0.90%	(0.54)%	0.25%	0.94%	0.83%	1.17%	1.42%
Return on average stockholders’ equity	6.95	(3.97)	1.86	7.13	6.57	9.15	11.24
Operating expenses to average assets	1.15	1.05	1.03	1.01	0.91	0.95	0.78
Average stockholders’ equity to average assets	12.94	13.56	13.41	13.21	12.60	12.83	12.65
Efficiency ratio	43.32	54.16	46.43	41.17	39.41	34.14	26.27
Interest rate spread	2.81	1.93	2.27	2.13	2.04	2.61	3.63
Net interest margin	2.98	2.17	2.48	2.38	2.27	2.74	3.70
Dividend payout ratio	119.05	(200.00)	434.78	111.11	123.46	90.09	72.18
BALANCE SHEET SUMMARY:
Total assets	$32,860,123	$31,083,499	$32,466,906	$30,579,822	$28,482,370	$26,283,705	$24,037,826
Loans, net of allowance for loan losses	22,679,081	20,832,427	22,097,844	20,270,454	19,567,502	16,948,697	13,317,987
Allowance for loan losses	98,082	92,858	94,368	92,794	85,389	79,705	78,057
Securities held to maturity	4,789,773	4,452,320	4,890,991	4,362,645	2,985,197	3,258,038	3,972,614
Securities available for sale	849,113	1,178,666	1,010,502	1,381,256	1,940,787	2,379,214	3,108,109
Deposits	14,354,081	13,354,600	14,292,454	13,157,333	12,619,004	12,104,899	10,402,117
Borrowed funds	14,059,003	13,119,768	13,496,710	12,915,672	11,880,008	10,528,658	10,142,541
Stockholders’ equity	4,210,666	4,289,261	4,219,246	4,182,313	3,689,837	3,324,877	3,186,414
Common shares outstanding	345,208,174	343,654,196	344,985,111	323,812,639	295,350,936	269,776,791	265,190,635
Book value per share(4)	$12.21	$12.51	$12.25	$12.95	$12.56	$12.43	$12.23
Stockholders’ equity to total assets	12.81%	13.80%	13.00%	13.68%	12.95%	12.65%	13.26%
ASSET QUALITY RATIOS:
Non-performing loans to total loans	1.49%	0.15%	0.51%	0.11%	0.11%	0.16%	0.21%
Non-performing assets to total assets	1.04	0.10	0.35	0.07	0.08	0.11	0.12
Allowance for loan losses to non-performing loans	28.82	289.49	83.00	418.14	402.72	289.17	277.31
Allowance for loan losses to total loans	0.43	0.44	0.43	0.46	0.43	0.47	0.58
Net charge-offs to average loans	0.06	0.01	0.03	0.002	0.002	0.000	0.001

(1)	We completed three business combinations in 2007: the acquisition of PennFed Financial Services, Inc. on April 2, 2007; the acquisition of Doral Bank, FSB’s branch network in New York City and certain assets and liabilities on July 26, 2007; and the acquisition of Synergy Financial Group, Inc. on October 1, 2007. Accordingly, our 2007 earnings reflect nine months, five months, and three months of combined operations with the respective institutions.
(2)	We acquired Atlantic Bank of New York on April 28, 2006. Accordingly, our 2006 earnings reflect eight months of combined operations.
(3)	We acquired Long Island Financial Corp. on December 30, 2005, the last business day of the year.
(4)	Excludes unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges:
Excluding Interest on Deposits	1.82	1.09	1.75	1.74	2.15	2.74
Including Interest on Deposits	1.56	1.06	1.42	1.41	1.76	2.35

For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest on short-term and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of that expense. In addition, where indicated, fixed charges include interest on deposits.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information reflects the impact of the Exchange Offer on our balance sheet as of June 30, 2009.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results of operations that would have been realized had the Exchange Offer been completed as of the dates indicated or at the beginning of the periods indicated or that will be realized in the future when and if the Exchange Offer is consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our summary historical consolidated financial information included elsewhere in this Offer to Exchange and our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this Offer to Exchange, and our Quarterly Report on Form 10-Q for the period ended June 30, 2009, which will be incorporated by reference into this Offer to Exchange once it is filed with the SEC.

Unaudited Pro Forma Balance Sheets

Our unaudited pro forma consolidated balance sheets as of June 30, 2009 have been presented as if the Exchange Offer had been completed on June 30, 2009. We have shown the pro forma impact of the Exchanges under a “High Participation Scenario” and a “Low Participation Scenario” with respect to the Exchange Offer using the assumptions set forth below. The “High Participation Scenario” assumes the tender of all of the outstanding BONUSESSM units and the exchange of such securities for Common Shares. The “Low Participation Scenario” assumes the tender and exchange of 25% of the outstanding BONUSESSM units for Common Shares.

There can be no assurances that the foregoing assumptions will be realized in the future, including as to the amounts and percentages of BONUSESSM units that will be tendered in the Exchange Offer.

New York Community Bancorp, Inc.

Pro Forma Balance Sheet

High Participation Scenario

(unaudited) (in thousands)

	June 30, 2009 Actual	BONUSESSM Units Exchange Offer		June 30, 2009 Pro Forma
Assets
Cash and cash equivalents	$162,764	$—		$162,764
Securities available for sale	849,113	—		849,113
Securities held to maturity	4,789,773	—		4,789,773
Loans, net of allowance	22,679,081	—		22,679,081
Goodwill and CDI	2,513,018	—		2,513,018
Other assets	1,866,374	(11,800	)(1)	1,854,574

Total assets	$32,860,123	$(11,800)		$32,848,323

Liabilities and stockholders’ equity
Deposits	$14,354,081	—		$14,354,081
Borrowed funds	14,059,003	(183,500	)(2)	13,875,503
Other liabilities	236,373	—		236,373

Total liabilities	28,649,457	(183,500	)(2)	28,465,957

Total stockholders’ equity	4,210,666	171,700	(3)	4,382,366

Total liabilities and stockholders’ equity	$32,860,123	$(11,800)		$32,848,323

Tangible Stockholders’ Equity to Tangible Assets(4)	5.59%			6.16%

Stockholders’ Equity to Total Assets	12.81%			13.34%

(1)	Reflects the change in the deferred tax related to the BONUSESSM units exchange.
(2)	Reflects the reduction of Trust Preferred Securities included in total liabilities.
(3)	Reflects the Common Share issuance.
(4)	Although tangible stockholders’ equity, tangible assets, and tangible book value per share are not measures that are calculated in accordance with generally accepted accounting principles (“GAAP”), management uses these non-GAAP measures in its analysis of the Company’s performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations and, with respect to tangible stockholders’ equity, to pay dividends and to engage in various capital management strategies.

We calculate our tangible stockholders’ equity by subtracting from stockholders’ equity the sum of our goodwill and core deposit intangibles (“CDI”) at that date, and calculate our tangible assets by subtracting the same sum from our total assets. To calculate our ratio of tangible stockholders’ equity to tangible assets, we divide our tangible stockholders’ equity by our tangible assets. At June 30, 2009, we determined that our tangible stockholders’ equity equaled $1,697,648,000 by subtracting the sum of our goodwill and CDI at that date ($2,513,018,000) from stockholders’ equity of $4,210,666,000. We determined that our tangible assets at that date equaled $30,347,105,000 by subtracting the sum of our goodwill and CDI from total assets of $32,860,123,000.

To calculate our tangible book value per share, we divide our tangible stockholders’ equity (also defined as tangible book value) by the number of Common Shares outstanding, less the number of unallocated ESOP Common Shares, at the end of the period.

At June 30, 2009, we determined that our tangible book value per share equaled $4.92 by dividing tangible stockholder’s equity of $1,697,648,000 by 344,742,899 Common Shares.

Neither tangible stockholders’ equity, tangible assets, tangible book value per share, nor the related capital measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, book value per share, or any other capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate our tangible stockholders’ equity, tangible assets, tangible book value per share, and the related capital measures may differ from that of other companies reporting measures with similar names.

New York Community Bancorp, Inc.

Pro Forma Balance Sheet

Low Participation Scenario

(unaudited)

(in thousands)

	June 30, 2009 Actual	BONUSESSM Units Exchange Offer		June 30, 2009 Pro Forma
Assets
Cash and cash equivalents	$162,764	$—		$162,764
Securities available for sale	849,113	—		849,113
Securities held to maturity	4,789,773	—		4,789,773
Loans, net of allowance	22,679,081	—		22,679,081
Goodwill and CDI	2,513,018	—		2,513,018
Other assets	1,866,374	(3,000	)(1)	1,863,374

Total assets	$32,860,123	$(3,000)		$32,857,123

Liabilities and stockholders’ equity
Deposits	$14,354,081	—		$14,354,081
Borrowed funds	14,059,003	(45,900	)(2)	14,013,103
Other liabilities	236,373	—		236,373

Total liabilities	28,649,457	(45,900	)(2)	28,603,557

Total stockholders’ equity	4,210,666	42,900	(3)	4,253,566

Total liabilities and stockholders’ equity	$32,860,123	$(3,000)		$32,857,123

Tangible Stockholders’ Equity to Tangible Assets(4)	5.59%			5.74%

Stockholders’ Equity to Total Assets	12.81%			12.95%

(1)	Reflects the change in the deferred tax related to the BONUSESSM units exchange.
(2)	Reflects the reduction of Trust Preferred Securities included in total liabilities.
(3)	Reflects the Common Share issuance.
(4)	Although tangible stockholders’ equity, tangible assets, and tangible book value per share are not measures that are calculated in accordance with generally accepted accounting principles (“GAAP”), management uses these non-GAAP measures in its analysis of the Company’s performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations and, with respect to tangible stockholders’ equity, to pay dividends and to engage in various capital management strategies.

We calculate our tangible stockholders’ equity by subtracting from stockholders’ equity the sum of our goodwill and core deposit intangibles (“CDI”) at that date, and calculate our tangible assets by subtracting the same sum from our total assets. To calculate our ratio of tangible stockholders’ equity to tangible assets, we divide our tangible stockholders’ equity by our tangible assets. At June 30, 2009, we determined that our tangible stockholders’ equity equaled $1,697,648,000 by subtracting the sum of our goodwill and CDI at that date ($2,513,018,000) from stockholders’ equity of $4,210,666,000. We determined that our tangible assets at that date equaled $30,347,105,000 by subtracting the sum of our goodwill and CDI from total assets of $32,860,123,000.

To calculate our tangible book value per share, we divide our tangible stockholders’ equity (also defined as tangible book value) by the number of Common Shares outstanding, less the number of unallocated ESOP Common Shares, at the end of the period.

At June 30, 2009, we determined that our tangible book value per share equaled $4.92 by dividing tangible stockholder’s equity of $1,697,648,000 by 344,742,899 Common Shares.

Neither tangible stockholders’ equity, tangible assets, tangible book value per share, nor the related capital measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, book value per share, or any other capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate our tangible stockholders’ equity, tangible assets, tangible book value per share, and the related capital measures may differ from that of other companies reporting measures with similar names.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. The BONUSESSM units exchanged in connection with the Exchange Offer will be retired and cancelled. We will bear the expense of the Exchange Offer.

CAPITALIZATION

The following table sets forth the carrying amount of our capitalization, as of June 30, 2009, on an actual basis and on a pro forma basis to reflect the completion of the Exchange Offer under both the High and Low Participation Scenarios. Under the High Participation Scenario, it is assumed that 100% of the outstanding BONUSESSM units are tendered for exchange in the Exchange Offer. Under the Low Participation Scenario, it is assumed that 25% of the outstanding BONUSESSM units are exchanged in the Exchange Offer. This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, which are incorporated by reference into this Offer to Exchange, and our consolidated financial statements for the period ended June 30, 2009, which will be incorporated by reference into this Offer to Exchange once filed with the SEC.

Pro Forma Capitalization Table

High Participation Scenario (Unaudited)

(In thousands)

	June 30, 2009 Actual	BONUSESSM Units Exchange Offer	June 30, 2009 Pro Forma
Federal Home Loan Bank advances and repurchase agreements	$12,905,528	$—	$12,905,528
Trust preferred securities (including REIT preferred)	551,787	(183,500)	368,287
Senior notes	601,688	—	601,688
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	3,452	184	3,636
Paid-in capital in excess of par	4,187,864	171,516	4,359,380
Retained earnings	97,125	—	97,125
Treasury stock	(1)	—	(1)
Unallocated stock held by ESOP	(1,473)	—	(1,473)
Net unrealized loss on securities	(24,185)	—	(24,185)
Net unrealized loss on securities transferred to held to maturity	(4,323)	—	(4,323)
Net unrealized loss on pension and post-retirements obligations	(47,793)	—	(47,793)

Total stockholders’ equity	4,210,666	171,700	4,382,366

Total capitalization	$18,269,669	$(11,800)	$18,257,869

Pro Forma Capitalization Table

Low Participation Scenario (Unaudited)

(In thousands)

	June 30, 2009 Actual	BONUSESSM Units Exchange Offer	June 30, 2009 Pro Forma
Federal Home Loan Bank advances and repurchase agreements	$12,905,528	$—	$12,905,528
Trust preferred securities (including REIT preferred)	551,787	(45,900)	505,887
Senior notes	601,688	—	601,688

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	3,452	46	3,498
Paid-in capital in excess of par	4,187,864	42,854	4,230,718
Retained earnings	97,125	—	97,125
Treasury stock	(1)	—	(1)
Unallocated stock held by ESOP	(1,473)	—	(1,473)
Net unrealized loss on securities	(24,185)	—	(24,185)
Net unrealized loss on securities transferred to held to maturity	(4,323)	—	(4,323)
Net unrealized loss on pension and post-retirements obligations	(47,793)	—	(47,793)

Total stockholders’ equity	4,210,666	42,900	4,253,566

Total capitalization	$18,269,669	$(3,000)	$18,266,669

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The successful completion of the Exchange Offer is expected to strengthen, and enhance the quality of, our capital, and to be immediately accretive to our tangible book value per share. Assuming participation levels ranging from 25% to 100%, the Exchange Offer is expected to add approximately 15 to 57 basis points to our ratio of tangible stockholders’ equity to tangible assets, bringing it to a pro forma range of approximately 5.74% to 6.16%, respectively, at June 30, 2009. Similarly, it is estimated that the Exchange Offer will add approximately $0.06 to $0.23 to our tangible book value per share, bringing it to a pro forma range of approximately $4.98 to $5.15.(1) These pro forma estimates are based on the closing price of our Common Shares on the NYSE on July 28, 2009, which was $11.83. In addition, the successful completion of the Exchange Offer is expected to enhance our net interest margin by eliminating the interest expense associated with the exchanged securities. Although the Exchange Offer is expected to be modestly dilutive to earnings per share in 2010, we anticipate that such dilution will be offset by the use of the capital generated through the exchange to support earnings-accretive balance sheet growth, including through acquisitions. Additionally, we believe that certain of the holders of BONUSESSM units have hedged their holdings of BONUSESSM units by shorting the Common Shares. Therefore, a successful exchange of BONUSESSM units is also expected to decrease the short interest in the Common Shares.

Terms of the Exchange Offer

We are offering to exchange Common Shares for each validly tendered and accepted BONUSESSM unit upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal.

The number of Common Shares to be exchanged for each Unit, which we refer to as the “Exchange Ratio,” will be fixed by 4:30 p.m., New York City time on the second trading day immediately preceding the expiration date, as such date may be extended, which we refer to as the “Pricing Date,” on the basis of the pricing formula set forth herein, and announced prior to 9:00 a.m. on the next trading day (currently expected to be August 24, 2009, unless the expiration date is extended), which we refer to as the “Announcement Date.” The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we will have filed with the SEC relating to the Exchange Offer.

Any BONUSESSM units tendered but not accepted and any untendered BONUSESSM units shall remain outstanding upon completion of the Exchange Offer. BONUSESSM units accepted in the Exchange Offer will be retired and cancelled.

If you validly tender BONUSESSM units in the Exchange Offer and we accept them, you will lose your rights as a holder of BONUSESSM units, which are described in the sections entitled “Comparison of Rights Between Holders of BONUSESSM units and Holders of Common Shares” with respect to those BONUSESSM units. For example, subject to our right to defer interest payments on the junior subordinated debentures underlying the Trust Preferred Security component of each Unit, for one or more interest periods that do not exceed five years, you will lose the right to receive cash distributions at the rate of 6.0% per annum of the liquidation preference per Trust Preferred Security with respect to the BONUSESSM units you tender.

You would also lose the priority over our Common Shares that the Trust Preferred Security component of the BONUSESSM unit has to receive a liquidation preference in the amount of $50.00 per Trust Preferred Security, plus accumulated and unpaid distributions. Upon any voluntary or involuntary liquidation or bankruptcy of NYB, the property trustee of the Trust, as holder of the junior subordinated debentures, would be a subordinated creditor of NYB, subordinated in right of payment to all our senior debt, but entitled to receive payment in full of principal and interest on the junior subordinated debentures before any holders of our Common Shares receive payments or distributions.

(1)	Please see footnote (4) on page 13.

Exchange Ratio

The Exchange Ratio will be calculated on the Pricing Date, as the sum of:

•	2.4953 Common Shares; plus

•	a number of Common Shares equal to $10.00 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 2.4953 Common Shares and a maximum Exchange Ratio of 4.4953 Common Shares per Unit. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations, “Weighted Average Price” means the arithmetic daily volume-weighted average price of our Common Shares, for each trading day in the five consecutive trading day period ending on and including the Pricing Date. The daily volume-weighted average price shall equal the daily volume-weighted average price for our Common Shares on the NYSE in respect of the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE), as displayed under the heading Bloomberg VWAP on Bloomberg Page NYB<equity>AQR (or its equivalent successor page if such page is not available) or, if such volume-weighted average price is unavailable, the market price of one of our Common Shares on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for that purpose. The Weighted Average Price will be rounded to the nearest whole cent.

Security holders may obtain information on the daily volume-weighted average prices and closing prices with respect to our Common Shares and indicative exchange ratios throughout the Pricing Period by calling the information agent at the toll-free number set forth on the back cover of this Offer to Exchange. In addition, on each business day during the period to be taken into account for purposes of determining the Weighted Average Price, our information agent will provide callers with a representative purchase price with respect to the Exchange Offer, calculated as if such period ended on the preceding business day.

For purposes of illustration, the table below indicates the Exchange Ratio (and fixed and variable components thereof) that would be calculated on the basis of the formula described above with respect to each BONUSESSM unit and assuming a range of Weighted Average Prices as indicated in the left-hand column. The actual Weighted Average Price may be higher or lower than the assumed Weighted Average Prices below. The actual Exchange Ratio will be subject to the minimum and maximum values described above.

Assumed Weighted Average Price	Variable Component of Exchange Ratio	Fixed Component of Exchange Ratio	Total Exchange Ratio
$15.00	0.6667	2.4953	3.1620
$14.00	0.7143	2.4953	3.2096
$13.00	0.7692	2.4953	3.2645
$12.00	0.8333	2.4953	3.3286
$11.00	0.9091	2.4953	3.4044
$10.00	1.0000	2.4953	3.4953
$9.00	1.1111	2.4953	3.6064
$8.00	1.2500	2.4953	3.7453
$7.00	1.4286	2.4953	3.9239
$6.00	1.6667	2.4953	4.1620
$5.00	2.0000	2.4953	4.4953
$4.00	2.0000	2.4953	4.4953
$3.00	2.0000	2.4953	4.4953

Conditions to the Exchange Offer

Notwithstanding any other provisions of this Offer to Exchange, we will not be required to accept for exchange, or to exchange, BONUSESSM units validly tendered (and not validly withdrawn) pursuant to the Exchange Offer, and we may terminate, amend or extend the Exchange Offer or (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) delay or refrain from accepting for exchange, or exchanging, the BONUSESSM units or issuing Common Shares to the holders, if any of the following shall occur:

1.	there shall have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects or (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

2.	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

3.	there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our sole judgment, would or might result in any of the consequences referred to in paragraph 1 of this section;

4.	there shall have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on our business, operations, properties condition (financial or otherwise), income, assets, liabilities or prospects; or

5.	there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a material adverse change in the price of our Common Shares in the United States securities or financial markets, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

In addition, our obligation to issue the Common Shares is conditioned upon our acceptance of BONUSESSM units pursuant to the Exchange Offer.

The foregoing conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our sole discretion. In addition, we may terminate the Exchange Offer if any condition is not satisfied on or after the expiration date. Under the Exchange Offer, if any of these events occur, subject to the termination rights described above, we may (i) return BONUSESSM units tendered thereunder to you, (ii) extend the Exchange Offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all BONUSESSM units tendered thereunder until the expiration of such extended offer or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the exchange agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders of BONUSESSM units notice of such amendments as may be required by applicable law.

Fractional Shares

Fractional shares will not be issued in this offer. If, under the terms of the Exchange Offer, a tendering holder is entitled to receive an amount of Common Shares that is not a whole number, we will round down to the nearest whole number. This rounded amount will be the number of Common Shares such tendering holder will receive, and such tendering holder will not receive any cash in lieu of any fractional shares or other consideration otherwise issuable.

Expiration Date

For purposes of the Exchange Offer, the term “expiration date” means 11:59 p.m., New York City time, on August 25, 2009, subject to our right to extend that time and date with respect to the Exchange Offer in our absolute discretion, in which case the expiration date means the latest time and date to which the Exchange Offer is extended.

In addition, we may terminate the Exchange Offer if any condition is not satisfied on or after the expiration date. Any extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

Extension, Termination or Amendment

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Exchange Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the exchange agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer, all BONUSESSM units previously tendered and not withdrawn will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by us. See also “—Announcements.”

Any waiver, amendment or modification of the Exchange Offer will apply to all BONUSESSM units tendered pursuant to the Exchange Offer. If we make a change that we determine to be material in any of the terms of the Exchange Offer or waive a condition of the Exchange Offer that we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the exchange agent and will disseminate additional Exchange Offer documents and extend the Exchange Offer and withdrawal rights as we determine necessary and to the extent required by law.

We may terminate or withdraw the Exchange Offer at our sole discretion at any time and for any reason, subject to applicable law, including if any condition is not satisfied on or after the expiration date. In any such event, the BONUSESSM units previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the Exchange Offer. During any extension and irrespective of any amendment to the Exchange Offer, all BONUSESSM units previously tendered and not withdrawn will remain subject to the Exchange Offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the Exchange Offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of BONUSESSM Units for Exchange and Delivery of Common Shares

If the conditions to the Exchange Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered BONUSESSM units at the expiration date and after we receive validly completed and duly executed Letters of Transmittal or Agent’s Messages (as defined in “—Procedures for Tendering BONUSESSM Units—Tendering of BONUSESSM Units Through DTC” below) with respect to any and all of the BONUSESSM units validly tendered and not withdrawn for exchange at such time, by notifying the exchange agent of our acceptance. The notice may be oral if we promptly confirm it in writing. We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of BONUSESSM units validly tendered and not withdrawn under the Exchange Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue Common Shares or return the BONUSESSM units deposited thereunder promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept for exchange any BONUSESSM units not previously accepted, (i) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by us, or (ii) in order to comply in whole or in part with any applicable law. In all cases, the issuance of Common Shares in exchange for BONUSESSM units validly tendered and not withdrawn pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of (1) timely confirmation of a book-entry transfer (a “book-entry confirmation”) of BONUSESSM units into the exchange agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an agent’s message in lieu thereof and (3) any other documents required by the Letter of Transmittal.

For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) BONUSESSM units as provided herein when, and if, we give oral or written notice to the exchange agent of our acceptance of the BONUSESSM units for exchange pursuant to the Exchange Offer. In all cases, the exchange of BONUSESSM units pursuant to the Exchange Offer will be made by deposit of the Common Shares with the exchange agent, which will act as your agent for the purposes of receiving Common Shares from us, and delivering Common Shares to you. On and after the settlement date, the tendering holders whose BONUSESSM units have been exchanged by us will cease to be holders of BONUSESSM units. Such tendering holders will receive the applicable Common Shares for BONUSESSM units accepted for exchange.

If, for any reason whatsoever, acceptance for exchange of any BONUSESSM units validly tendered and not withdrawn pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of BONUSESSM units) or we extend the Exchange Offer or are unable to accept for exchange BONUSESSM units validly tendered and not withdrawn pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, we may instruct the exchange agent to retain validly tendered BONUSESSM units and those shares may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” below.

On the settlement date, we will issue Common Shares to be issued in respect of BONUSESSM units for the tendering holders.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our respective affiliates, the right to acquire all or any portion of BONUSESSM units tendered pursuant to the Exchange Offer and will in no way prejudice the right of tendering holders to receive the appropriate number of Common Shares in exchange for BONUSESSM units validly tendered and not validly withdrawn prior to the expiration date that have been accepted for exchange pursuant to the Exchange Offer.

We will not be liable for any interest as a result of a delay by the exchange agent or DTC in distributing the Common Shares issued in the Exchange Offer.

Procedures for Tendering BONUSESSM Units

General

In order to receive Common Shares in exchange for your BONUSESSM units, you must validly tender your BONUSESSM units, and not withdraw them, prior to the expiration date.

You are likely to hold your BONUSESSM units in the name of a bank, broker, custodian or other nominee as a beneficial owner. Therefore, as a beneficial owner, in order to validly tender your BONUSESSM units in the Exchange Offer, you must follow the instructions provided by your bank, broker, custodian or other nominee with regard to procedures for tendering your shares.

Should you have any questions as to the procedures for tendering your BONUSESSM units, please call your bank, broker, custodian or other nominee; or call our information agent at its telephone number set forth on the back cover of this Offer to Exchange.

In order for a bank, broker, custodian or other nominee to validly tender your BONUSESSM units in the Exchange Offer, a bank, broker, custodian or other nominee must deliver to the exchange agent:

•	a message in which you acknowledge and agree to, and agree to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against you; and

•	a timely confirmation of book-entry transfer of your BONUSESSM units into the exchange agent’s account, by which transfer you will be deemed to have given the applicable messages above.

You are urged to instruct your bank, broker, custodian or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction. For further information, contact the information agent at its telephone number and address set forth on the back cover page of this document or consult your bank, broker, custodian or other nominee for assistance.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders not received by the exchange agent on or prior to the expiration date will be disregarded and of no effect.

Delivery of BONUSESSM units and the method of delivery of all other required documents, is at your election and risk and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery of any document is by mail, we suggest that you use properly insured, registered mail, with a return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to the expiration date.

Tendering of BONUSESSM Units Through DTC

BONUSESSM units in book-entry form must be tendered through DTC. The exchange agent, promptly after the date of this Offer to Exchange (to the extent such arrangements have not been previously made), will establish and maintain an account with respect to BONUSESSM units at DTC, and any financial institution that is a DTC participant and whose name appears on a security position listing as the owner of BONUSESSM units may make book-entry delivery of such BONUSESSM units by causing DTC to transfer such BONUSESSM units into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

To participate in the Exchange Offer, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•

(1) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (2) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (3) mail or deliver the Letter of Transmittal or facsimile to the exchange agent prior to the expiration date.

In addition, for the tender of BONUSESSM units to be valid, either:

•	the exchange agent must receive, prior to the expiration date, a properly transmitted Agent’s Message (as defined below); or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of tendered BONUSESSM units into the exchange agent’s account at DTC according to DTC’s procedure for book-entry transfer and the Letter of Transmittal and other documents required by the Letter of Transmittal.

If BONUSESSM units are tendered by delivery of a Letter of Transmittal, to be validly tendered, the exchange agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Exchange and the front cover of the Letter of Transmittal prior to the expiration date.

Subject to and effective upon the acceptance for exchange of, and issuance of Common Shares for, BONUSESSM units tendered thereby, by executing and delivering the Letter of Transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you agree to be bound by the terms of the Letter of Transmittal, by which, among other things, you (1) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all BONUSESSM units tendered thereby and (2) irrevocably appoint the exchange agent as your true and lawful agent and attorney-in-fact (with full knowledge that the exchange agent also acts as our agent with respect to the tendered BONUSESSM units), with full power coupled with an interest, to:

•	transfer ownership of BONUSESSM units on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present BONUSESSM units for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of BONUSESSM units, all in accordance with the terms of the Exchange Offer.

The method of delivery of the Letter of Transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, if you desire to tender BONUSESSM units, we recommend that you use an overnight delivery service. In all cases where you desire to tender BONUSESSM units, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should send any Letter of Transmittal to BNY Mellon Shareowner Services, as the exchange agent, and not to us.

Tendering Through DTC’s ATOP

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program (“ATOP”) to tender BONUSESSM units in the Exchange Offer. DTC participants may, instead of physically completing and signing the Letter of Transmittal and delivering it to the exchange agent, transmit an acceptance of the Exchange Offer electronically. DTC participants may do so by causing DTC to transfer the BONUSESSM units to the exchange agent in accordance with its procedures for transfer. DTC will then send an Agent’s Message to the exchange agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant that it is tendering BONUSESSM units that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal; and

•	the Letter of Transmittal may be enforced against such DTC participant.

Delivery of the Agent’s Message by DTC will satisfy the terms of the Exchange Offer in lieu of execution and delivery of the Letter of Transmittal by the DTC participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a holder tendering through ATOP.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) such Letter of Transmittal is signed by the registered holder of the BONUSESSM units tendered therewith and the Common Shares issued in exchange for BONUSESSM units are to be issued in the name of and delivered to, or if any BONUSESSM units not accepted for exchange are to be returned to, such holder, or (ii) such BONUSESSM units are tendered for the account of an Eligible Institution.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered BONUSESSM units pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of any BONUSESSM units we determine not to be in proper form, or if the acceptance of, or exchange of, such BONUSESSM units may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Exchange Offer that we are legally permitted to waive. A waiver of any defect or irregularity with respect to one tender of BONUSESSM units shall not constitute a waiver of the same or any other defect or irregularity with respect to any other tender of BONUSESSM units except to the extent we may otherwise provide. Our interpretation of the terms and conditions of the Exchange Offer will be final and binding.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the exchange agent, the information agent or any other person or entity is under any duty to give notification to you or any other person of any defects or irregularities in any tender or withdrawal of any BONUSESSM units nor will we, the exchange agent, or the information agent incur any liability for any failure to give any such notification. Please send all materials to the exchange agent and not to us or the information agent.

Withdrawal of Tenders

You may validly withdraw BONUSESSM units that you tender at any time prior to the expiration date of the Exchange Offer, which is 11:59 p.m., New York City time, on August 25, 2009, unless extended by us. In addition, if not previously returned, you may withdraw any BONUSESSM units that you tender that are not accepted by us for exchange after the expiration of 40 business days from the commencement of the Exchange Offer. You may also validly withdraw BONUSESSM units that you tender if the Exchange Offer is terminated without any BONUSESSM units being accepted or as required by applicable law. If such a termination occurs, the BONUSESSM units will be returned to the tendering holder as promptly as practicable.

A holder who validly withdraws previously tendered BONUSESSM units prior to the expiration date and does not validly re-tender BONUSESSM units prior to the expiration date will not receive Common Shares. A holder of BONUSESSM units who validly withdraws previously tendered BONUSESSM units prior to the expiration date and validly re-tenders BONUSESSM units prior to the expiration date will receive Common Shares.

If you wish to withdraw BONUSESSM units that you previously tendered through a bank, broker, custodian or other nominee, you should contact your bank, broker, custodian or other nominee for instructions on how to withdraw your BONUSESSM units.

To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via DTC must:

•

be received by the exchange agent at one of the addresses specified on the back cover of this Offer to Exchange prior to the expiration date (or, if we have not previously accepted your BONUSESSM units for exchange, after the expiration of 40 business days after the commencement of the Exchange Offer);

•

specify the name of the person who tendered the BONUSESSM units to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such BONUSESSM units, if different from that of the person who deposited the BONUSESSM units,

•	specify the number of BONUSESSM units and aggregate liquidation preference represented by the BONUSESSM units to be withdrawn,

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s),

•	contain a statement that such holder of BONUSESSM units is withdrawing the election to tender its BONUSESSM units, and

•

if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the BONUSES SM units, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

If the BONUSESSM units to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of tendered BONUSESSM units can only be accomplished in accordance with the foregoing procedures.

We will have the right, which we may waive, to reject a defective tender of BONUSESSM units as invalid and ineffective. If we waive our rights to reject a defective tender of BONUSESSM units, subject to the other terms and conditions set forth in this Offer to Exchange and accompanying Letter of Transmittal, you will be entitled to receive the number of Common Shares offered pursuant to the Exchange Offer in respect of the defectively tendered shares of our BONUSESSM units.

If you withdraw BONUSESSM units, you will have the right to re-tender them prior to the expiration date in accordance with the procedures described above for tendering outstanding BONUSESSM units. If we amend or modify the terms of the Exchange Offer or the information concerning the Exchange Offer in a manner determined by us to constitute a material change to the Exchange Offer, we will disseminate additional offer materials and if, at the time notice of any such amendment or modification is first published, sent or given to holders of BONUSESSM units, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until no sooner than the expiration of such ten business day period. An extension of the expiration date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the Exchange Offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the exchange agent and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Transfer Taxes

Holders who tender their BONUSESSM units for exchange generally should not be obligated to pay any transfer taxes. However, if the delivery of Common Shares is being made to, or if BONUSESSM units not tendered or not accepted for payment is registered in the name of, any person other than the holder of BONUSESSM units tendered thereby or BONUSESSM units are credited in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP, as applicable, then, in such event, delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Brokerage Commissions

Holders that tender their BONUSESSM units to the exchange agent do not have to pay a brokerage fee or commission to us or the exchange agent. However, if a tendering holder handles the transaction through its bank, broker, dealer, trust company, custodian or other nominee, that holder may be required to pay brokerage fees or commissions.

Return of Unaccepted BONUSESSM Units

If we do not accept any BONUSESSM units tendered for exchange pursuant to the Exchange Offer for any reason, the exchange agent will, without expense to the holders of such BONUSESSM units and promptly after the expiration or termination of the Exchange Offer, credit such BONUSESSM units to the account maintained at DTC from which the tendered BONUSESSM units were delivered.

Certain Consequences to Non-Tendering Holders

BONUSESSM units not exchanged in the Exchange Offer will remain outstanding after the consummation of the Exchange Offer. If a sufficiently large number of BONUSESSM units do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding BONUSESSM units may be less liquid and more sporadic, and market prices may fluctuate more significantly depending on the volume of trading in BONUSESSM units. Following the Exchange Offer, we plan to merge the Trust into a new Delaware statutory trust as permitted by the terms of the Trust’s governing documents, as amended. In connection with the merger, the Trust Preferred Securities we acquire as part of the BONUSESSM units exchanged in the Exchange Offer will be exchanged for a like amount of junior subordinated debentures, and all Trust Preferred Securities of BONUSESSM units not acquired by us in the Exchange Offer will be converted into trust preferred securities of the new trust with terms substantially identical to the terms of the Trust Preferred Securities, except that NYB may be provided with the option to exchange new trust preferred securities that it acquires for the underlying junior subordinated debentures from time to time. The merger will not adversely affect the rights of holders of Trust Preferred Securities. See “Risk Factors—Risks to Holders of Non-Tendered BONUSESSM units.”

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of BONUSESSM units under applicable law in connection with the Exchange Offer.

Accounting Treatment

Each BONUSESSM unit consists of a Trust Preferred Security issued by New York Community Trust V, a trust formed by the Company and a warrant to purchase Common Shares of NYB. For BONUSESSM units exchanged for Common Shares, accounted for as a redemption of BONUSESSM units, we will allocate the fair value of the Common Shares issued in exchange for the warrants and the Trust Preferred Security in proportion to their relative fair values and; (1) derecognize a portion of the carrying amount of the related warrants, which are currently recorded in Additional Paid in Capital (“APIC”), a component of shareholders’ equity. We will record the par amount of the proportionate Common Shares issued as Common Stock. The excess of the fair value of the proportionate Common Shares issued over the par amount will be recorded in APIC; (2) derecognize the carrying amount of the Trust Preferred Security, which is currently recorded as a component of junior subordinated debentures. We will record the par amount of the proportionate Common Shares issued as Common Stock. The excess of the fair value of the proportionate Common Shares issued over the par amount will be recorded in APIC. The excess of the carrying amount of the junior subordinated debentures retired over the fair value of the proportionate Common Shares issued will be recorded in current earnings, net of applicable income taxes and related costs, in the period which the transaction will occur.

Subsequent Repurchases

Following completion of the Exchange Offer, we may repurchase additional BONUSESSM units that remain outstanding in the open market, in privately negotiated transactions, through tender offers, or otherwise. Future purchases of BONUSESSM units that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the terms of the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any BONUSESSM units other than pursuant to the Exchange Offer until 10 business days after the expiration date, although there are some exceptions. Future repurchases, if any, will depend on many factors, including market conditions and the conditions of our business. The repurchase of additional BONUSESSM units may be subject to approval of our regulators.

Exchange Agent

BNY Mellon Shareowner Services will serve as the exchange agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of BONUSESSM units, or a beneficial owner’s bank, broker, custodian or other nominee, to the exchange agent at the address listed on the back cover page of this Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

Mellon Investor Services LLC will serve as the information agent for the Exchange Offer. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this Offer to Exchange or the Letter of Transmittal should be directed to the information agent at its address and telephone number listed on the back cover page of this Offer to Exchange. Holders of BONUSESSM units may also contact their bank, broker, custodian, or other nominee concerning the Exchange Offer. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Financial Advisor

We have retained J.P. Morgan Securities Inc. as our exclusive financial advisor in connection with the Exchange Offer. We are paying J.P. Morgan customary fees for its services and have agreed to indemnify it for certain liabilities. J.P. Morgan’s compensation is in no way contingent on the results or the success of the Exchange Offer. J.P. Morgan has not been retained to, and will not, solicit acceptances of the Exchange Offer or make any recommendations with respect thereto.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Legal and Other Limitations. This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell BONUSESSM units or Common Shares in any jurisdiction in which the Exchange Offer is not permitted. We are not aware of any jurisdiction where the making of the Exchange Offer or its acceptance would not be legal. If we learn of any jurisdiction in which making the Exchange Offer or its acceptance would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the Exchange Offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of BONUSESSM units residing in the jurisdiction.

Certain Matters Relating to Non-U.S. Jurisdictions. Although we have mailed this document to our BONUSESSM units holders to the extent required by U.S. law, including to holders of our BONUSESSM units located outside the United States, this document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any BONUSESSM units or Common Shares in any jurisdiction in which the Exchange Offer is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public exchange offering in respect of our BONUSESSM units outside the United States. Therefore, the ability of any non-U.S. person to tender BONUSESSM units in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. holders of BONUSESSM units should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the BONUSESSM units that may apply in their home countries. None of us, the exchange agent or the information agent can provide any assurance about whether such limitations may exist. By signing or being deemed to sign the Letter of Transmittal, you are representing that if you are located outside of the United States the offer to you and your acceptance of it does not contravene the applicable laws where you are located.

DIVIDEND POLICY

Holders of Common Shares are entitled to receive dividends ratably when, as, and if declared by NYB’s Board of Directors from assets legally available therefore, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, NYB may pay dividends out of surplus or, if there is no surplus, out of our net profits for the fiscal year in which declared and/or for the preceding fiscal year. Dividends paid by our subsidiary Banks are the primary source of funds available to NYB for payment of dividends to our holders of Common Shares and for other needs. NYB’s Board of Directors presently intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including NYB’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as NYB’s Board of Directors deems relevant. On a stand-alone basis, NYB’s principal assets and sources of income consist of investments in our operating subsidiaries, which are separate and distinct legal entities. Dividends from the Banks are restricted by federal and state statutes and regulations. Under applicable banking statutes, at June 30, 2009, New York Community Bank and New York Commercial Bank could have declared additional dividends of approximately $111.7 million and $7.4 million, respectively, without further regulatory approval. The FDIC, the FRB and the New York State Banking Department also have the authority to limit further the Banks’ payment of dividends based on other factors, such as the maintenance of adequate capital for each subsidiary bank.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2008, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Depository Insurance Fund that insures deposits of banks, rather than for the protection of security holders. Changes to the laws and regulations can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if changes do occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

MARKET FOR COMMON SHARES AND BONUSESSM UNITS

Our Common Shares and BONUSESSM units are listed on the NYSE under the symbols “NYB” and “NYB.PrU,” respectively. The following table sets forth the high and low closing sale prices of our Common Shares and BONUSESSM units on the NYSE and dividends declared per Common Share and distributions paid on the BONUSESSM units during the periods shown:

	Common Shares				BONUSESSM units
	High	Low	Dividends		High	Low	Distributions
2009
Third Quarter (through July 28, 2009)	11.83	10.09	0.25	(1)	34.99	31.44	0.75	(2)
Second Quarter ended June 30, 2009	12.29	10.02	0.25		33.97	27.74	0.75
First Quarter ended March 31, 2009	13.69	7.90	0.25		36.00	22.04	0.75
2008
Fourth Quarter ended December 31, 2008	16.88	11.02	0.25		41.00	27.50	0.75
Third Quarter ended September 30, 2008	20.50	15.22	0.25		50.50	39.00	0.75
Second Quarter ended June 30, 2008	20.59	17.26	0.25		53.09	46.50	0.75
First Quarter ended March 31, 2008	18.98	15.06	0.25		49.50	42.78	0.75
2007
Fourth Quarter ended December 31, 2007	19.42	16.75	0.25		51.99	45.20	0.75
Third Quarter ended September 30, 2007	19.29	15.90	0.25		50.30	44.50	0.75
Second Quarter ended June 30, 2007	17.91	17.02	0.25		49.79	47.84	0.75
First Quarter ended March 31, 2007	17.59	16.20	0.25		49.25	46.25	0.75

(1)	Dividend declared on July 28, 2009 payable on August 18, 2009 to stockholders of record on August 7, 2009.
(2)	Distribution scheduled to be paid on August 1, 2009.

On July 28, 2009 the closing sale price of our Common Shares, as reported by the NYSE, was $11.83 per share. On that date, there were approximately 14,100 holders of record of our Common Shares. We believe that there are approximately 75,150 beneficial owners of our Common Shares.

On July 28, 2009 the closing sale price of the BONUSESSM units, as reported by the NYSE, was $34.99 per BONUSESSM unit. DTC is the holder of record of all of our outstanding BONUSESSM units.

Future dividends will be payable on our Common Shares only when, as and if declared by our Board of Directors, and will be dependent upon business conditions, earnings, our cash requirements and other relevant factors. See “Dividend Policy.”

COMPARISON OF RIGHTS OF HOLDERS OF BONUSESSM UNITS AND HOLDERS OF

COMMON SHARES

The following briefly summarizes the material differences between the rights of holders of the BONUSESSM units and of holders of our Common Shares to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation (our “certificate of incorporation”), our bylaws as amended (our “bylaws”), applicable Delaware law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between our BONUSESSM units and our Common Shares. The rights of holders of BONUSESSM units are set forth in a unit agreement and in the documents governing the Trust Preferred Securities and warrants, including: an indenture, a supplemental indenture, an amended and restated declaration of trust, the Delaware Statutory Trust Act (the “Trust Act”), the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and a warrant agreement, including the form of warrant. Copies of these documents are included as exhibits to the Schedule TO that we filed with the SEC on July 29, 2009 in connection with the Exchange Offer.

General

BONUSESSM Units: As a security comprised of two distinct component securities, BONUSESSM unit holders enjoy all of the rights of a trust preferred security holder (i.e., the rights if any holder of trust preferred securities whether or not such trust preferred security is a Trust Preferred Security issued by the Trust) and a warrant holder. However, at any time, the holder of BONUSESSM units may separate and transfer the Trust Preferred Security and the warrant components of each BONUSESSM unit, and thereafter, any separated Trust Preferred Security and warrant may be combined to form a BONUSESSM unit.

Common Shares: Our Common Shares may not be separated.

Governing Documents

BONUSESSM Units: The rights of holders of BONUSESSM units are set forth in a unit agreement and in the documents governing the Trust Preferred Securities and warrants, including: an indenture, a supplemental indenture, an amended and restated declaration of trust, the Delaware Statutory Trust Act (the “Trust Act”), the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and a warrant agreement, including the form of warrant.

Common Shares: The rights of holders of our Common Shares are set forth in our amended and restated certificate of incorporation, our bylaws and Delaware law.

Ranking

BONUSESSM Units: Pursuant to the declaration of trust, the Trust shall automatically dissolve on the first to occur of: (1) certain events of bankruptcy, dissolution or liquidation of NYB, (2) the distribution of the junior subordinated debentures to the holders of the Trust Preferred Securities, (3) the redemption of all of the common and Trust Preferred Securities, (4) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust and (5) the expiration of the Trust on November 1, 2051.

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Trust (each a “liquidation”), the holders of the Trust Preferred Securities on the date of the liquidation will be entitled to receive, out of the assets of the Trust available for distribution to holders of Trust Preferred Securities after satisfaction of the Trust’s liabilities to creditors, if any, distributions in cash or other immediately available funds in an amount equal to the accreted value of the Trust Preferred Securities plus accumulated and unpaid distributions thereon to the date of payment (such amount being the “liquidation distribution”), unless, in connection with such liquidation, junior subordinated debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, such Trust Preferred Securities shall be distributed on a pro rata basis to the holders of the Trust Preferred Securities in exchange for the Trust Preferred Securities. If liquidation distributions can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on the Trust Preferred Securities shall be paid on a pro rata basis so that the holders of the common securities of the Trust will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Trust Preferred Securities, except that if an indenture event of default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the common securities of the Trust with regard to liquidation distributions.

In the event a bankruptcy or reorganization is commenced by or against NYB, a bankruptcy court may eliminate or extinguish the warrants as equity securities of NYB if NYB is found insolvent. A bankruptcy court may also decide that unexercised warrants are executory contracts that may be subject to NYB’s rejection with approval of the bankruptcy court. As a result, a holder of warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than such holder would be entitled to receive if such holder had exercised its warrants before the commencement of any such bankruptcy or reorganization.

Common Shares: Our Common Shares rank junior to all indebtedness, including the Trust Preferred Securities and any preferred stock outstanding, with respect to dividend rights and rights upon our liquidation, dissolution or winding up.

Dividends/Distribution

BONUSESSM Units: Holders of BONUSESSM units are entitled to receive cumulative cash distributions payable on the related Trust Preferred Securities by the Trust at the rate of 6% of the liquidation preference per annum, payable quarterly in arrears. Cash distributions on the Trust Preferred Securities are payable quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year.

The ability of the Trust to pay the quarterly distributions on the Trust Preferred Securities will depend solely upon its receipt of corresponding interest payments from NYB on the junior subordinated debentures. Interest on the junior subordinated debentures not paid on the scheduled quarterly interest payment date will accrue and compound quarterly, to the extent permitted by law, at the applicable interest rate, and, as a result, distributions on the Trust Preferred Securities will continue to accumulate and compound quarterly, to the extent permitted by law, at the applicable distribution rate.

Holders of BONUSESSM units will also be entitled to receive a pro rata distribution of payments of principal on the junior subordinated debentures, except that payments of principal following an exchange of Trust Preferred Securities for junior subordinated debentures will be paid to the holder of the junior subordinated debentures.

At all times, the distribution rate, the distribution dates and other payment dates for the BONUSESSM units will correspond to the interest rate, interest payment dates and other payment dates on the junior subordinated debentures, which will be the sole assets of the Trust.

Distributions on the BONUSESSM units will be paid only to the extent that payments are made in respect of the junior subordinated debentures and to the extent that the Trust has funds available for the payment of such distributions. If NYB does not make payments on the junior subordinated debentures, the Trust will not have funds available to pay distributions on the BONUSESSM units.

So long as NYB is not in default in the payment of interest on the junior subordinated debentures, NYB will have the right under the supplemental indenture to defer payments of interest on the junior subordinated debentures by extending the interest payment period at any time, and from time to time, on the junior subordinated debentures for a period not exceeding 20 consecutive quarters. During an extension period, no interest will be due and payable. As a consequence of each such extension, distributions on the BONUSESSM units would also be deferred by the Trust for a corresponding period. Despite such a deferral, payments of interest would continue to accrue at the then applicable interest rate per annum compounded quarterly, to the extent permitted by applicable law, and, as a result, distributions would continue to accumulate at the then applicable distribution rate compounded quarterly, to the extent permitted by law.

Prior to the termination of any extension period, NYB may further defer payments of interest by extending the interest payment period; provided that such extension period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, NYB may commence a new extension period, subject to the above requirements. NYB has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the junior subordinated debentures.

In addition, holders of BONUSESSM units not tendered in the exchange offer may be entitled to receive certain remarketing proceeds in the future. A “remarketing event” will occur:

•	in connection with a redemption of the warrants by NYB;

•	on the expiration date of the warrants in connection with their expiration;

•

if there is change in interpretation or application of law or regulation creating more than an insubstantial risk that the Trust is or will be considered an Investment Company that is required to be registered under the Investment Company Act; or

•

if there is an amendment, change or proposed change, administrative pronouncement or judicial decision which creates more than an insubstantial risk that the Trust will be subject to United States federal income tax or more than a de minimis amount of other taxes, duties or other governmental charges.

Following the occurrence of a remarketing event, all of the Trust Preferred Securities other than the Trust Preferred Securities as to which the holders have opted not to participate in the remarketing, will be remarketed by an entity to be designated by NYB as remarketing agent. In the absence of an election to the contrary, holders of trust preferred securities - whether or not components of BONUSESSM units - will be deemed to have elected to participate in the remarketing. Under the remarketing agreement, the remarketing agent will use its commercially reasonable efforts to remarket the participating Trust Preferred Securities at a price no less than 100% of their accreted value as of the end of the day on the day before the remarketing date. If the remarketing is in connection with the expiration of the warrants, the accreted value will equal the principal amount at maturity.

The proceeds from the remarketed Trust Preferred Securities will be paid to the selling holders, unless the holders are BONUSESSM unit holders who have elected to exercise their warrants, in which case the proceeds will be applied to satisfy in full the exercise price of the warrants with any excess proceeds being paid to the selling holders.

Common Shares: Holders of our Common Shares are entitled to dividends as may be declared from time to time by our Board of Directors from funds available therefore, subject to any rights or preferences of any class of series of preferred stock.

Listing

BONUSESSM Units: Our BONUSES SM units are listed on the NYSE under the symbol “NYB.PrU”

Common Shares: Our Common Shares are listed on the NYSE under the symbol “NYB.”

Redemption at Holder’s Option

BONUSESSM Units: In connection with a remarketing of the Trust Preferred Securities and at any time thereafter, a purchaser may exchange its Trust Preferred Securities for junior subordinated debentures, assuming compliance with applicable securities laws. In such event, the administrative trustees will cause junior subordinated debentures held by the property trustee, having an aggregate accreted value equal to the aggregate accreted value of the Trust Preferred Securities purchased by such purchaser and with accrued and unpaid interest equal to accumulated and unpaid distributions on the Trust Preferred Securities purchased by such purchaser, and having the same record date for payment as the Trust Preferred Securities, to be distributed to such purchaser in exchange for such holders’ pro rata interest in the Trust. In such event, the junior subordinated debentures held by the Trust will decrease by the amount of junior subordinated debentures delivered to the purchaser of Trust Preferred Securities. In any such event, payments after an exchange made by NYB on account of the junior subordinated debentures will be paid to the holders of the junior subordinated debentures.

If a holder of BONUSESSM units exercises its warrants, other than an exercise in lieu of a redemption of the warrants, such holder will have the right to require the Trust to exchange the Trust Preferred Securities related to such exercised warrants for junior subordinated debentures having a principal amount at maturity equal to the liquidation preference of such Trust Preferred Securities plus accumulated and unpaid distributions (including deferred distributions) to such date and to require NYB to contemporaneously repurchase the exchanged junior subordinated debentures at their principal amount at maturity plus accrued and unpaid interest (including deferred interest) to, but excluding, the repurchase date.

Common Shares: Our Common Shares are not redeemable at the holder’s option.

Redemption at Our Option

BONUSESSM Units: Upon the repayment of the junior subordinated debentures held by the Trust, in whole or in part, whether at stated maturity or otherwise, the proceeds from such repayment will be applied by the property trustee to redeem a like aggregate liquidation amount of the Trust Preferred Securities. If less than all of the junior subordinated debentures held by the Trust are to be repaid, then, except under certain circumstances, the proceeds from such repayment will be allocated pro rata to the redemption of the Trust Preferred Securities.

NYB may, subject to satisfaction of certain conditions, redeem the warrants, in whole, but not in part, for cash in an amount equal to the warrant value if on any date prior to the expiration date, the closing price of NYB Common Shares exceeds and has exceeded 125% of the conversion price, subject to anti-dilution adjustments, for at least 20 trading days within the immediately preceding 30 consecutive trading days and on the day on which NYB makes such election.

Common Shares: Our Common Shares are not redeemable at our option.

Voting Rights

BONUSESSM Units: Holders of BONUSESSM units have no voting or other rights in respect of the Common Shares underlying the warrants.

Except in very limited circumstances and as required under Delaware law, holders of Trust Preferred Securities do not have any voting rights. So long as any junior subordinated debentures are held by the property trustee, the holders of a majority in liquidation amount of the Trust Preferred Securities, voting separately as a class, shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the amended and restated declaration of trust, including the right to direct the property trustee, as holder of the junior subordinated debentures, to:

•	exercise the remedies available to it under the indenture as a holder of the junior subordinated debentures;

•	consent to any amendment or modification of the indenture or the junior subordinated debentures where such consent shall be required; or

•	waive any past default and its consequences that is available under the supplemental indenture;

provided, however, that if an indenture event of default has occurred and is continuing, then the holders of at least 25% of the aggregate liquidation amount of the Trust Preferred Securities may direct the property trustee to declare the principal of and premium, if any, and interest on the junior subordinated debentures due and payable; provided, further, that where a consent or action under the supplemental indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of junior subordinated debentures affected thereby, only the holders of the percentage of the aggregate stated liquidation amount of the Trust Preferred Securities which is at least equal to the percentage required under the indenture may direct the property trustee to give such consent or to take such action.

Common Shares: Each Common Share entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of our Common Shares possess all voting power. Under our certificate of incorporation, a beneficial owner of in excess of 10% of the then outstanding Common Shares is not entitled to any vote in respect of the shares held in excess of the 10% limit.

Conversion/Exercise

BONUSESSM Units: The BONUSESSM units and the component Trust Preferred Securities are not convertible into Common Shares.

Each warrant component of a BONUSESSM unit, when exercised, will entitle the holder to purchase 2.4953 Common Shares at any time prior to May 7, 2051, the exercise price of which is $50.00.

Common Shares: Our Common Shares are not convertible into any other shares of capital stock.

DESCRIPTION OF CAPITAL STOCK

The following section is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our certificate of incorporation and bylaws because they describe your rights as a holder of our Common Shares. Our certificate of incorporation and bylaws are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008, which we have filed with the SEC. See “Where You Can Find Information” for information on how to obtain a copy of our certificate of incorporation and bylaws.

General

We are currently authorized to issue 600,000,000 Common Shares and 5,000,000 shares of preferred stock each having a par value of $0.01 per share. Each Common Share has the same relative rights as, and is identical in all respects to, each other Common Share.

As of July 28, 2009, there were 345,208,174 Common Shares issued and outstanding (not including 33,174,072 Common Shares reserved for issuance pursuant to our employee benefit plans, stock option plans and shares that may be issued pursuant to warrants issued as part of the BONUSESSM units) and 52 Common Shares held in treasury. After giving effect to the exchange offer on a pro forma basis, approximately 363,576,657 and 349,800,295 Common Shares will be issued and outstanding, under the High Participation Scenario and the Low Participation Scenario, respectively, exclusive of the 33,174,072 shares reserved as referenced above.

Common Stock

Dividends. Subject to certain regulatory restrictions, we can pay dividends out of statutory surplus or from certain net profits if, as and when declared by our Board of Directors. Funds for NYB dividends are generally provided through dividends from the Banks. The payment of dividends by the Banks is subject to limitations which are imposed by law and applicable regulation. The holders of our Common Shares are entitled to receive and share equally in such NYB dividends as may be declared by the Board of Directors out of funds legally available therefore. If we issue preferred stock, the holders thereof may have a priority over the holders of the Common Shares with respect to dividends.

Voting Rights. The holders of our Common Shares possess exclusive voting rights in NYB. They elect our Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Each holder of a Common Share is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision limiting voting rights. This provision in our certificate of incorporation provides that, with limited exception, stockholders who beneficially own in excess of 10% of the then-outstanding Common Shares are not entitled to any vote with respect to shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

Liquidation. In the event of any liquidation, dissolution or winding up of the Banks, NYB, as holder of the Banks’ capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Banks (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders, all assets of the Banks available for distribution. In the event of liquidation, dissolution or winding up of NYB, the holders of its Common Shares would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of NYB available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of Common Shares in the event of liquidation or dissolution.

Preemptive Rights. Holders of our Common Shares are not entitled to preemptive rights with respect to any shares which may be issued. Our Common Shares are not subject to redemption.

Preferred Stock

Shares of NYB preferred stock may be issued with such designations, powers, preferences and rights as our Directors may from time to time determine. The NYB Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Shares and may assist management in impeding an unfriendly takeover or attempted change in control. As of July 28, 2009, there were no shares of NYB preferred stock outstanding.

INTERESTS OF DIRECTORS AND OFFICERS

Neither NYB nor any of its subsidiaries, nor, to our knowledge based on reasonable inquiry, any of our directors or executive officers, nor any affiliates of the foregoing (a) owns any BONUSESSM units or (b) has effected any transactions involving the BONUSESSM units during the 60 days prior to the date of this Offer to Exchange.

EXCHANGE AGENT AND INFORMATION AGENT

BNY Mellon Shareowner Services will serve as the exchange agent for the Exchange Offer. Letters of transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of BONUSESSM units, or a beneficial owner’s bank, broker, custodian or other nominee, to the exchange agent at the address or facsimile number set forth on the back cover page of this Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Mellon Investor Services LLC will serve as the information agent for the Exchange Offer. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this Offer to Exchange or the Letter of Transmittal should be directed to the information agent at its address and telephone number set forth on the back cover page of this Offer to Exchange. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Any holder that has questions concerning the terms of the Exchange Offer or requests for assistance may contact the information agent at the telephone numbers set forth on the back cover of this Offer to Exchange. Requests for additional copies of this Offer to Exchange or the related Letter of Transmittal may be directed to the information agent at the telephone numbers set forth on the back cover of this Offer to Exchange. Holders of BONUSESSM units may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the Exchange Offer.

Neither the exchange agent or the information agent assumes any responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this Offer to Exchange or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In this section, we summarize certain material U.S. federal income tax considerations relating to the holders of BONUSESSM units who, pursuant to the Exchange Offer, exchange such BONUSESSM units for our Common Shares. This summary deals only with BONUSESSM units and our Common Shares held as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the “Code”). We do not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as a bank, thrift institution, real estate investment trust, regulated investment company, personal holding company, insurance company or a broker, trader or dealer in securities or currencies. Further, we do not address:

•	the U.S. federal income tax consequences to you if you are a tax exempt organization that exchanges BONUSESSM units for Common Shares pursuant to the Exchange Offer;

•	the U.S. federal estate, gift or alternative minimum tax consequences to you of an exchange of BONUSESSM units for Common Shares pursuant to the Exchange Offer;

•

the U.S. federal income tax consequences to you if you hold the BONUSESSM units or our Common Shares in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or if your “functional currency” is not the U.S. dollar; or

•	any state, local or foreign tax consequences to you of an exchange of BONUSESSM units for Common Shares pursuant to the Exchange Offer.

This summary is based on the Code, U.S. Treasury regulations (proposed, temporary and final) issued thereunder and administrative and judicial interpretations thereof, all as they currently exist as of the date hereof and all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

This summary (i) was not intended or written to be used and cannot be used by any taxpayer for the purpose of avoiding penalties, and (ii) was written to support the promotion and marketing of the transaction or matters addressed herein. All persons considering participating in the Exchange Offer should consult their tax advisors regarding the U.S. federal income tax consequences of an exchange of BONUSESSM units for Common Shares pursuant to the Exchange Offer in their particular circumstances and regarding the tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction and under any applicable tax treaty of an exchange of BONUSESSM units for Common Shares pursuant to the Exchange Offer.

You are a “U.S. Holder” if you are a beneficial owner of the BONUSESSM units or our Common Shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You are a “Non-U.S. Holder” if you are a beneficial owner of the BONUSESSM units or our Common Shares that is not a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the BONUSESSM units or our Common Shares, the U.S. federal income tax treatment of the partnership and its partners generally will depend on the status of the partner and the activities of the partnership and its partners. If you are a partner in a partnership that holds the BONUSESSM units or will hold our Common Shares, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an exchange of BONUSESSM units for Common Shares pursuant to the Exchange Offer.

Treatment of the Exchange Offer Recapitalization

A holder of a Trust Preferred Security is treated for U.S. federal income tax purposes as the beneficial owner of a ratable share of the junior subordinated debentures held by the related Trust. Therefore, the exchange of the portion of a BONUSESSM unit consisting of Trust Preferred Securities for Common Shares pursuant to the Exchange Offer will be treated as a recapitalization for U.S. federal income tax purposes. Similarly, the exchange of existing warrants included in a BONUSESSM unit for Common Shares would also be treated as a recapitalization for U.S. federal income tax purposes.

Treatment of U.S. Holders

A U.S. Holder that exchanges a BONUSESSM unit consisting of Trust Preferred Securities and warrants for Common Shares will not recognize gain on the exchange (excluding payments with respect to accrued distributions on the Trust Preferred Securities, which will be taxed as described below). A U.S. Holder will have an aggregate tax basis in the Common Shares equal to the U.S. Holder’s tax basis in the BONUSESSM units exchanged therefore. Payments with respect to accrued distributions on the Trust Preferred Securities will not affect the U.S. Holder’s tax basis. The U.S. Holder’s holding period for the Common Shares will include the period that the U.S. Holder held the BONUSESSM units exchanged therefor.

Payment of accrued distributions on the Trust Preferred Securities will be taxable as ordinary income (to the extent not previously taken into income). If a U.S. Holder acquired a Trust Preferred Security for an amount that is less than the stated principal amount of a ratable share of the junior subordinated debentures, the amount of such difference is generally treated as “market discount” on the junior subordinated debentures for U.S. federal income tax purposes. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Trust Preferred Security to the maturity date of the junior subordinated debentures, unless the U.S. Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. If a U.S. Holder exchanges Trust Preferred Securities with accrued market discount for our Common Shares pursuant to the Exchange Offer, any gain on the subsequent disposition of such Common Shares will be treated as ordinary income to the extent of such accrued market discount that has not previously been included in income.

Treatment of Non-U.S. Holders.

Subject to the discussion below regarding payment of accrued and unpaid distributions on the Trust Preferred Securities, if you are a Non-U.S. Holder and you do not hold BONUSESSM units in connection with the conduct of a United States trade or business, you will generally not be subject to U.S. federal income tax on any gain resulting from your exchange of BONUSESSM units for Common Shares. Non-U.S. Holders should consult their own tax advisors regarding possible dividend treatment. Further, if you are a nonresident alien individual and were present in the United States for 183 days or more during the taxable year, then you will be subject to a 30% tax on any capital gain recognized. See “—Ownership of Common Shares Received in the Exchange Offer—Taxation of Non-U.S. Holders.”

Payment of accrued distributions on the Trust Preferred Securities should not be subject to U.S. federal income tax provided that (i) the distributions on the Trust Preferred Securities are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership, and (iii) the Non-U.S. Holder complies with certain certification requirements.

Ownership of Common Shares Received in the Exchange Offer

Taxation of U.S. Holders

Dividends. Any distribution with respect to our Common Shares that we pay out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in gross income by you when received. Any such dividend will be eligible for the dividends-received deduction if you are a qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends-received deduction. In addition, if you are a corporate U.S. Holder, you may be required to reduce your basis in your interest in our Common Shares with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. You should consult your own tax advisor concerning the application of these rules in light of your particular circumstances.

In addition, any such dividend will be considered a “qualified dividend” provided that certain minimum holding period requirements are satisfied. Qualified dividend income received in taxable years beginning before January 1, 2011 by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of taxation. Distributions with respect to our Common Shares in excess of our current and accumulated earnings and profits would be treated first as a non-taxable return of capital to the extent of your basis in the Common Shares, that would be applied against and reduce (but not below zero) your tax basis in your Common Shares. Any remaining excess would be treated as capital gain realized on the sale or exchange of your Common Shares, as more fully described below under “—Sale, Exchange or Other Disposition.”

Sale, Exchange or Other Disposition. Subject to the above discussion on market discount under “Treatment of the Exchange Offer—Treatment of U.S. Holders,” upon a sale, exchange or other disposition of our Common Shares, you generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to

U.S. Holders of record who have not previously included such dividends in income) and your adjusted tax basis in our Common Shares. Such capital gain or loss generally will be long-term capital gain or loss if your holding period for our Common Shares is more than one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information returns will generally be filed with the Internal Revenue Service, which we refer to as the IRS, with respect to distributions we make with respect to our Common Shares and the proceeds received from the disposition of our Common Shares. You may also be subject to backup withholding (currently at a rate of 28%) with respect to such distributions and proceeds unless you are an entity exempt from backup withholding, such as a corporation, and, when required, demonstrate this fact. If you are not exempt, you will be subject to backup withholding unless you provide your Taxpayer Identification Number, or “TIN,” which, if you are an individual, is your Social Security Number; you certify, under penalties of perjury, that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and you otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax and may entitle you to a refund, provided that you furnish the required information to the IRS in a timely manner.

Taxation of Non-U.S. Holders

Dividends. In general, dividends (including any constructive distributions taxable as dividends) with respect to our Common Shares will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. You will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by you if you are a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Sale, Exchange or Other Disposition. Any gain that you realize upon a sale, exchange or other disposition of our Common Shares generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our Common Shares. However, we do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation. If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

Backup Withholding and Information Reporting. In general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of our Common Shares within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we generally must report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of BONUSESSM units for Common Shares and the acquisition, holding and, to the extent relevant, disposition of Common Shares by a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”).

A fiduciary with respect to any assets of a Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an exchange of BONUSESSM units for Common Shares. Among other factors, the fiduciary should consider whether the investment in Common Shares would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The exchange of BONUSESSM units for Common Shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Common Shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of Common Shares. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any person acquiring or holding Common Shares or any interest therein will be deemed to have represented by its acquisition and holding of Common Shares offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring the Common Shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the Common Shares will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering participating in the exchange on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Participants in the Exchange Offer have exclusive responsibility for ensuring that their acquisition and holding of Common Shares do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The exchange of any BONUSESSM units for Common Shares by a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the BONUSESSM units outstanding as of the date of this Offer to Exchange were issued in an offering that was registered pursuant to the Securities Act. The issuance of Common Shares upon exchange of the BONUSESSM units is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume, in essence, the character of the exchanged securities for purposes of the Securities Act. Because all of the outstanding BONUSES SM units were issued in an offering that was registered under the Securities Act, we expect that all of our Common Shares issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of NYB incorporated by reference in NYB’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of NYB’s internal control over financial reporting as of December 31, 2008 have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference.

The exchange agent for the Exchange Offer is:

BNY Mellon Shareowner Services

By Mail Registered or Certified Mail Recommended:	By Hand or Overnight Delivery:

Mellon Investor Services LLC Attn: New York Community Bancorp, Inc. P.O. Box 3301 South Hackensack, NJ 07606-1901	Mellon Investor Services LLC Attn: New York Community Bancorp, Inc. 480 Washington Boulevard Jersey City, NJ 07310 Attn: 27th Floor Corporate Action Department

Requests for additional copies of this Offer to Exchange and related Letter of Transmittal may be directed to the information agent at its address or telephone numbers set forth below.

The information agent for the Exchange Offer is:

Mellon Investor Services LLC

Attn: New York Community Bancorp, Inc.

480 Washington Boulevard

Jersey City, NJ 07310

Attn: 27th Floor

Corporate Action Department

Banks and Brokers call: (201) 680-6579 (Collect)

All others call Toll-free: (800) 777-3674